______________________________________________

AGREEMENT AND PLAN OF MERGER

Between

FRONTIER FINANCIAL CORPORATION

and

FRONTIER BANK

and

BANK OF SALEM

______________________________________________

Dated as of July 25, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of the 25th of July, 2007 (this “Agreement”), is by and among FRONTIER FINANCIAL CORPORATION (“Frontier”), FRONTIER BANK (“Frontier Bank”) and BANK OF SALEM (“Salem”).

RECITALS

(A)           FRONTIER. Frontier is a corporation duly organized and existing under the laws of the State of Washington, with its principal executive offices located in Everett, Washington. Frontier is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act.

(B)           FRONTIER BANK. Frontier Bank is a banking corporation duly organized and existing under the laws of the State of Washington.

(C)           SALEM. Salem is an Oregon state-chartered bank duly organized and existing under the laws of the State of Oregon, with its principal executive offices located in Salem, Oregon. Salem operates three Oregon branches under the tradenames of Bank of Salem, Bank of Portland and Bank of Tigard.

(D)           VOTING, DIRECTORS’ AND NONCOMPETITION AGREEMENTS. As a condition and an inducement to Frontier’s and Frontier Bank’s willingness to enter into this Agreement, (x) the directors, certain officers of Salem and shareholders who control more than 5% of Salem’s outstanding Common Stock have entered into agreements in the form attached to this Agreement as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Salem Common Stock in favor of approval of the actions contemplated by this Agreement at the Meeting (as defined below), (y) each director of Salem has entered into an agreement in the form attached to this Agreement as Exhibit B pursuant to which each such individual has agreed to refrain from competing with or soliciting the employees or customers of Frontier and Frontier Bank, and (z) certain officers of Salem have entered into agreements in the forms attached to this Agreement as Exhibits C1, C2 and C3 pursuant to which each such individual has agreed to refrain from competing with or soliciting the employees or customers of Frontier and Frontier Bank.

In consideration of their mutual promises and obligations, the parties further agree as follows:

DEFINITIONS

(A)           DEFINITIONS. Certain capitalized terms used in this Agreement have the following meanings:

“Acquisition Agreement” has the meaning assigned to such term in Section 8.1(F).

“Acquisition Proposal” has the meaning assigned to such term in Section 9.3(D).

“Agency” means the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Department of Veteran’s Affairs.

“Agreement” means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Agreement.

“Appraisal Laws” has the meaning assigned to such term in Section 1.4.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

“Certificate” has the meaning assigned to such term in Section 1.2(B).

“Code” has the meaning assigned to such term in Section 1.5.

“Compensation and Benefit Plans” has the meaning assigned to such term in Section 5.1(P)(1).

“Confidentiality Agreement” has the meaning assigned to such term in Section 6.5(B).

“Control” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

“Daily Sales Price” for any Trading Day means the daily closing price per share of Frontier Common Stock on the NASDAQ Stock Exchange, Inc., as reported on the website of www.nasdaq.com.

“Department” means the Department of Financial Institutions of the State of Washington and/or the banking division of the Department of Consumer and Business Services of the State of Oregon, as applicable.

“Derivatives Contract” means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that: (1) is not included on the balance sheet of the Salem Financial Reports or the Frontier Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

“Dissenting Shares” means the shares of Salem Common Stock held by those shareholders of Salem who have timely and properly exercised their dissenters’ rights in accordance with the Appraisal Laws.

“Determination Date” means the third calendar day immediately prior to the Effective Date.

“DPC Shares” has the meaning assigned to such term in Section 1.2(D).

“Effective Date” has the meaning assigned to such term in Section 10.1.

“Employment Agreements” shall mean the agreements with certain officers of Salem described in Section 9.4.

“Environmental Law” means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization

Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

“ERISA” has the meaning assigned to such term in Section 5.1(P)(2).

“ERISA Affiliate” has the meaning assigned to such term in Section 5.1(P)(3).

“ERISA Plans” has the meaning assigned to such term in Section 5.1(P)(2).

“Exception Shares” means shares held by Salem or by Frontier or any of its Subsidiaries, in each case other than Trust Account Shares and DPC Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

“Exchange Agent” has the meaning assigned to such term in Section 2.1(A).

“Exchange Ratio” has the meaning assigned to such term in Section 1.2(A).

“Execution Date” means the last date on which this Agreement is executed by each of the parties hereto.

“Executive Officer” has the meaning set forth in Rule 405 of Regulation C under the Securities Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Frontier” means Frontier Financial Corporation, a Washington corporation and registered bank holding company.

“Frontier Average Closing Price” means the price equal to the average (rounded to the nearest ten-thousandth) of each Daily Sales Price of Frontier Common Stock for the ten Trading Days immediately preceding the Determination Date.

“Frontier Common Stock” has the meaning assigned to such term in Section 5.2(B).

“Frontier Financial Reports” has the meaning assigned to such term in Section 5.2(F).

“Frontier’s Knowledge,” “Knowledge of Frontier” or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Frontier’s Executive Officers.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Intellectual Property” has the meaning assigned to such term in Section 5.1.

“Loan/Fiduciary Property” means any property owned or controlled by a party or any of its Subsidiaries or in which such party or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where such party or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, with respect to any party to this Agreement, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Agreement by such party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such party and its Subsidiaries, taken as a whole, or (b) would materially impair such party’s ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated by this Agreement.

“Meeting” has the meaning assigned to such term in Section 6.2.

“Merger” means the merger of Salem with and into Frontier Bank, in exchange for Frontier Common Stock, as set forth in Section 1.2(A).

“Multiemployer Plans” has the meaning assigned to such term in Section 5.1(P)(2).

“NASDAQ” means the NASDAQ Stock Market LLC.

“Noncompetition Agreements” has the meaning assigned to such term in Section 7.2(K).

“ORS” means the Oregon Revised Statutes, as amended.

“Participation Facility” means any building or other facility in which a party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

“Pension Plan” has the meaning assigned to such term in Section 5.1(P)(2).

“Per Share Merger Consideration” has the meaning assigned to such term in Section 1.2(A).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

“Previously Disclosed” means information provided by a party in a Schedule that is delivered by that party to the other party contemporaneously with the Execution Date or documents that have been delivered to the other party prior to the Execution Date.

“Proxy Statement” has the meaning assigned to such term in Section 6.2.

“Registration Statement” has the meaning assigned to such term in Section 6.2.

“Regulatory Authorities” means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

“Resulting Bank” shall have the meaning assigned to such term in Section 1.1(A).

“RCW” means the Revised Code of Washington, as amended.

“Rights” has the meaning assigned to such term in Section 5.1(B).

“Salem” means Bank of Salem, an Oregon state-chartered commercial bank.

“Salem Common Stock” has the meaning assigned to such term in Section 5.1(B).

“Salem Contract” has the meaning assigned to such term in Section 5.1(M).

“Salem Financial Reports” has the meaning assigned to such term in Section 5.1(G).

“Salem Option” has the meaning assigned to such term in Section 5.1(B)(2).

“Salem Pool” has the meaning assigned to such term in Section 5.1(S).

“Salem Reports” has the meaning assigned to such term in Section 5.1(FF).

“Salem’s Knowledge,” “Knowledge of Salem” or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Salem’s Executive Officers.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

“Superior Proposal” has the meaning assigned to such term in Section 9.3.

“Tax Returns” has the meaning assigned to such term in Section 5.1(Z).

“Taxes” means federal, state or local income, gross receipts, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee Amount” has the meaning assigned to such term in Section 8.2(B).

“Third Party” means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) Salem, and (2) Frontier, Frontier Bank or any other Subsidiary of Frontier.

“Total Stock Amount” has the meaning assigned to such term in Section 1.2(A).

“Trading Day” means a day that Frontier Common Stock is traded on NASDAQ.

“Trust Account Shares” has the meaning assigned to such term in Section 1.2(D).

(B)           GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Agreement include the plural as well as the singular; the words “hereof,” “herein,” “hereunder,” “in this Agreement” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and references in this Agreement to Articles, Sections, Schedules and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

ARTICLE I. THE MERGER

1.1  THE MERGER. Subject to the provisions of this Agreement, on the Effective Date:

(A)  RESULTING BANK. Salem shall be merged with and into Frontier Bank pursuant to the terms and conditions set forth herein. Upon consummation of the Merger, the separate existence of Salem shall cease and Frontier Bank shall continue as the Resulting Bank.

(B)  ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Resulting Bank shall be those of Frontier Bank, as in effect immediately prior to the Effective Date. The directors and officers of Frontier Bank in office immediately prior to the Effective Date shall be the directors and officers of the Resulting Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

(C)  RIGHTS, ETC. The Resulting Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Resulting Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Merger.

(D)  EFFECTS OF THE MERGER. The separate existence of Salem shall cease, and Salem shall be merged with and into Frontier Bank which, as the Resulting Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Frontier Bank and Salem.

(E)  TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Frontier Bank and Salem in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Frontier Bank as the Resulting Bank by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(F)  ASSUMPTION OF LIABILITIES. The Resulting Bank shall become and be liable for all debts, liabilities, obligations and contracts of Frontier Bank as well as those of Salem, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Frontier Bank or Salem.

1.2  CONVERSION OF SALEM COMMON STOCK. Subject to the provisions of this Agreement, on the Effective Date:

(A)  OUTSTANDING SALEM COMMON STOCK. Each share of Salem Common Stock issued and outstanding at the Effective Date, including shares issued or to be issued with respect to Salem Options exercised on or prior to the close of business on the Effective Date, shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into and exchangeable for the right to receive the Per Share Merger Consideration.

For purposes of this Section 1.2(A):

“Per Share Merger Consideration” shall mean, subject to the limitations to the Total Stock Amount set forth below, value of $21.00 in Frontier Common Stock, based on the Frontier Average Closing Price.

“Exchange Ratio” shall mean, subject to the limitations on the Total Stock Amount set forth below, the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Merger Consideration by the Frontier Average Closing Price.

“Total Stock Amount” shall mean the product of (x) the Exchange Ratio and (y) the number of shares of Salem Common Stock outstanding as of the close of business on the Effective Date; provided, however, that the number of shares to be issued by Frontier on the Effective Date shall in no event be more than 3,230,589 ( the “Maximum Share Amount”) or less than 2,349,519 (the “Minimum Share Amount”). If based on the Frontier Average Closing Price, (i) the number of shares to be issued would exceed the Maximum Share Amount then the Total Stock Amount shall be decreased to the Maximum Share Amount and (ii) if the number of shares would be less than the Minimum Share Amount, then the Total Stock Amount shall be increased to the Minimum Share Amount.

(B)  All of the shares of Salem Common Stock converted into the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Salem Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (1) the Per Share Merger Consideration, (2) any dividends and other distributions in accordance with Section 2.1(B) hereof, and (3) any cash to be paid in lieu of any fractional share of Frontier Common Stock in accordance with Section 2.1(D) hereof.

(C)  If, between the Execution Date and the Effective Date, the shares of Salem Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Exchange Ratio and the Total Stock Amount.

(D)  As of the Effective Date, all shares of Salem Common Stock that are owned directly, or indirectly by Salem or Frontier or any of their respective Subsidiaries [other than shares of Salem Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Frontier Common Stock which are similarly held, whether held directly or indirectly by Frontier or Salem, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Frontier or Salem or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Salem Common Stock, and shares of Frontier Common Stock which are similarly held, whether held directly or indirectly by Frontier or Salem, being referred to herein as “DPC Shares”)] shall be canceled and shall cease to exist and no stock of Frontier, cash or other consideration shall be delivered in exchange therefore.

(E)  The calculations required by Section 1.2(A) shall be prepared jointly by Frontier and Salem prior to the Effective Date.

1.3  UNEXERCISED OPTIONS.

(A)  Notwithstanding anything to the contrary in this Agreement, and in addition to the Merger Consideration, each holder of a Salem Option that is unexercised as of the close of business on the Effective Date, shall receive cash for each share of Salem Common Stock into which the option is exercisable, equal in amount to the difference or spread between the Per Share Merger Consideration and the exercise price of such option.

(B)  The names of the holders, dates of issuance and expiration, the number of shares subject to each such option, and the exercise price for all Salem Options as of the Execution Date are Previously Disclosed in Schedule 1.3(B). All such Salem Options issued under Salem’s 1992 Combined Incentive and Non-Qualified Stock Option Plan shall be 100% vested and exercisable thirty (30) days prior to the Effective Date and all such options issued under Salem’s 2003 Stock Option Plan shall be 100% vested and exercisable fifteen (15) days prior to the Effective Date, pursuant to the terms of such Plans. The Board of Directors of Salem shall notify all optionees in writing of such exercisability of their options and the termination of their options after the Effective Date, at least sixty (60) days prior to the Effective Date, pursuant to the 1992 Plan and the 2003 Plan.

1.4  DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters’ rights under ORS 711.180 (the “Appraisal Laws”) shall not be converted into or represent a right to receive Frontier Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Frontier Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Salem Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Frontier (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

1.5  TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

ARTICLE II. EXCHANGE OF SHARES

2.1  EXCHANGE PROCEDURES.

(A)  As soon as practicable after the Effective Date, Frontier or its designated third-party transfer agent (the “Exchange Agent”) shall mail to each holder of record of a Certificate or Certificates, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Salem shall have the right to review both the letter of transmittal and the instructions prior to the Effective Date and provide reasonable comments thereon. Upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Frontier Common Stock which such holder of Salem Common Stock became entitled to receive pursuant to the provisions of ARTICLE I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of ARTICLE I, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

(B)  No dividends or other distributions declared after the Effective Date with respect to Frontier Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore has become payable with respect to shares of Frontier Common Stock represented by such Certificate.

(C)  If any certificate representing shares of Frontier Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Frontier Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(D)  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Frontier Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Frontier Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Frontier. In lieu of the issuance of any such fractional share, Frontier shall pay to each former shareholder of Salem who otherwise would be entitled to receive a fractional share of Frontier Common Stock an amount in cash determined by multiplying (1) the average of the Daily Sales Prices of Frontier Common Stock for the five Trading Days immediately preceding the Effective Date by (2) the fraction of a share of Frontier Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.2 hereof.

(E)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Frontier, the posting by such person of a bond in such amount as Frontier may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(F)  Certificates surrendered for exchange by any person constituting an “affiliate” of Salem for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Frontier Common Stock until Frontier has received a written agreement from such person as specified in Section 6.7.

2.2  SHAREHOLDER RIGHTS; STOCK TRANSFERS.

(A)  After the Effective Date, there shall be no transfers on the stock transfer books of Salem of the shares of Salem Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Frontier Common Stock and cash for any fractional shares, as provided in this ARTICLE II.

(B)  Any shareholder of Salem who has not theretofore complied with the exchange procedures set forth in Section 2.1 shall thereafter look only to Frontier for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Frontier Common Stock deliverable in respect of each share of Salem Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Frontier, Frontier Bank, Salem, the Exchange Agent or any other person shall be liable to any former holder of shares of Salem Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III. ACTIONS PENDING CLOSING

Unless otherwise agreed to in writing by Frontier, following the Execution Date until the Effective Date, Salem shall conduct its business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees identified by Frontier Bank, and Salem, without the prior written consent of Frontier, will not:

3.1  CAPITAL STOCK. Except for the exercise of outstanding Salem Options, or as Previously Disclosed in Schedule 5.1(B), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Salem, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Salem Common Stock to become subject to grants of stock options, warrants, stock appreciation rights, or any other stock-based employee compensation rights.

3.2  DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement (and except for the acquisition of Trust Account Shares and DPC Shares), authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

3.3  INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

3.4  OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $100,000 individually or $500,000 in the aggregate.

3.5  SUBSIDIARIES. Organize or acquire, directly or indirectly, any Subsidiaries.

3.6  COMPENSATION; EMPLOYMENT AGREEMENTS, ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Salem Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

3.7  BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by Section 409A of the Code) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

3.8  CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties that exceeds $25,000 in value or is otherwise material to Salem’s business, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that exceeds $25,000 in value or is otherwise material to Salem (except foreclosures or acquisitions by Salem in its fiduciary capacity and loan participations, in each case in the ordinary course of business consistent with past practice).

3.9  AMENDMENTS. Amend its Articles of Incorporation or Bylaws.

3.10  CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages in excess of $25,000 or material restrictions upon the operations of Salem.

3.11  CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any Salem Contract involving future payments in excess of $25,000, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 30 days’ prior written notice.

3.12  LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices or, without prior notice to and consultation with Frontier’s Chief Executive Officer, make any new loan or renew any existing loan in a principal amount in excess of $500,000.

3.13  AGREEMENTS. Agree to, or make any commitment to, take any of the actions prohibited by this ARTICLE III.

ARTICLE IV. FRONTIER FORBEARANCES

Following the Execution Date until the Effective Date, except as expressly contemplated or permitted by this Agreement, Frontier and Frontier Bank shall not, without the prior written consent of Salem:

4.1  AMENDMENTS. Amend, repeal or otherwise modify any provision of Frontier’s articles of incorporation or bylaws in a manner that would adversely affect Salem or the transactions contemplated by this Agreement.

4.2  REORGANIZATION. Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.3  CONDITIONS. Take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied.

4.4  AGREEMENTS. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this ARTICLE IV. Subject to the foregoing limitations, it is understood that Frontier is not prohibited from pursuing or completing acquisitions of other banks and financial institutions during the term of this Agreement.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1  SALEM REPRESENTATIONS AND WARRANTIES. Salem hereby represents and warrants to Frontier and Frontier Bank as follows:

(A)  ORGANIZATION, QUALIFICATION AND AUTHORITY. Salem is duly qualified to do business in each state of the United States where the failure to be duly qualified is reasonably likely to have a Material Adverse Effect on it. Salem has in effect all federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Except as set forth in Schedule 5.1(A), Salem is, and there has not been any event or occurrence since January 1, 2002 that could reasonably be expected to result in a determination that Salem is not, “well capitalized” and “well managed” as a matter of federal banking law. Salem has at least a “satisfactory” rating under the Community Reinvestment Act. Salem is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law and all premiums and assessments required to be paid in connection therewith have been paid.

(B)  SHARES; OPTIONS.

(1)           As of the Execution Date, (1) the outstanding shares of Salem’s capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights, and (2) except as Previously Disclosed in Schedule 5.1(B), there are no shares of capital stock or other equity securities of Salem outstanding and no outstanding Rights with respect thereto.

(2)           As of the Execution Date, Salem has 10,000,000 authorized shares of common stock, $1.25 par value (“Salem Common Stock”), of which 3,263,221 shares of Salem Common Stock are issued and outstanding, no other class of capital stock being authorized.

(3)           As of the Execution Date, Salem has 540,000 shares of Salem Common Stock reserved for issuance under an employee stock option plan pursuant to which options covering 52,059 shares of Salem Common Stock are outstanding (“Salem Options”), at a weighted average exercise price of $14.46 per share.

(4)           Except as Previously Disclosed in Schedule 5.1(B), or as authorized by this Agreement, there are no shares of capital stock of Salem authorized and reserved for issuance; and Salem has no Rights issued or outstanding, and has no commitment to authorize, issue or sell any such shares or any Rights. The term “Rights” means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Salem Common Stock.

(C)  SALEM SUBSIDIARIES. Salem has no Subsidiaries. Except as previously disclosed in Schedule 5.1(C), Salem does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

(D)  CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 7.1(A), Salem has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Salem. The Board of Directors of Salem has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Salem and its shareholders, has directed that this Agreement be submitted to Salem’s shareholders for approval and adoption at a duly held meeting of such shareholders, has determined to recommend such approval and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Salem Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Salem are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Salem and (assuming due authorization, execution and delivery by Frontier) constitutes the valid and binding obligation of Salem, enforceable against Salem in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(E)  CORPORATE MINUTES. The minute books of Salem Previously Disclosed to Frontier contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of Salem’s shareholders and Board of Directors (including committees of its Board of Directors).

(F)  NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 7.1(A), the required regulatory approvals referred to in Section 7.1(B), and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 5.1(F), the execution, delivery and performance of this Agreement and the consummation by Salem to the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Salem or to which Salem or its properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

(G)  FINANCIAL REPORTS.

(1)  Except as Previously Disclosed in Schedule 5.1(G), (1) Salem’s audited balance sheet as of December 31 for the fiscal years 2005 and 2006, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended 2004 through 2006, inclusive, and all subsequent unaudited quarterly financial statements of Salem, and (2) its call report for the fiscal year ended December 31, 2006, and all other financial reports filed or to be filed subsequent to December 31, 2006, in the form filed with the FDIC and the Department (in each such case under the foregoing clauses (1) and (2), the “Salem Financial Reports”), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Salem Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Salem Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to recurring year-end audit adjustments normal in nature and amount in the case of unaudited statements. No Person has resigned or been dismissed as independent public accountants of Salem as a result of or in connection with any disagreements with Salem on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(2)  Since December 31, 2006, (i) through the date hereof, neither Salem nor, to the knowledge of the officers of Salem, any director, officer, employee, auditor, accountant or representative of Salem has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, internal controls, procedures, methodologies or methods of Salem, including any material complaint, allegation, assertion or claim that Salem has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Salem, whether or not employed by Salem, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Salem or any of its officers, directors, employees or agents to the Board of Directors of Salem or any committee thereof or to any director or officer of Salem.

(H)  ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 5.1(H), Salem has no obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Salem Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice. Except as Previously Disclosed on Schedule 5.1(H), since December 31, 2006, Salem has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Salem) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Salem.

(I)  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(1)  Except as Previously Disclosed on Schedule 5.1(I), since December 31, 2006, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(2)  Except as set forth in Schedule 5.1(I), since December 31, 2006, through and including the date of this Agreement, Salem has carried on its business in all material respects in the ordinary course of business consistent with past practice.

(3)  Except as set forth in Schedule 5.1(I), since December 31, 2006, Salem has not (i) except for (A) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006 (which amounts have been Previously Disclosed to Frontier), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of the Employment Agreements), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Salem Common Stock, any restricted shares of Salem Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under Salem’s 1992 and 2003 Stock Option Plans, (iii) made, changed or revoked any material Tax election or changed any Tax or financial accounting methods, principles or practices of Salem affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(J)  PROPERTIES. Except as reserved against in the Salem Financial Reports, and as disclosed in title insurance policies held by Salem, Salem has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character (each an “Encumbrance”), to all of the properties and assets, tangible and intangible, reflected in the Salem Financial Reports as being owned by Salem as of the dates thereof other than those Encumbrances that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Salem and except those Encumbrances of record. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Salem are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

(K)  LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 5.1(K), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Salem or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and to Salem’s Knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 5.1(K), Salem is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or nor set forth on Schedule 5.1(K), a “Regulatory Agreement”), any Regulatory Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Salem been advised by any Regulatory Authority that it is considering issuing or requesting any Regulatory Agreement.

(L)  COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 5.1(L), Salem:

(1)  Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to its business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Salem’s Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

(2)  Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Salem is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Salem, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Salem, or (c) requiring any of Salem (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

(3)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Salem: Salem has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law; and none of Salem, or any director, officer or employee of Salem has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account;

(4)  Schedule 5.1(L) sets forth, as of the date hereof, a schedule of all officers and directors of Salem who have outstanding loans from Salem, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof; and

(5)  Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

(M)  MATERIAL CONTRACTS.

(1)  Except as Previously Disclosed in Schedule 5.1(M), Salem is not a party to or bound by any contract (whether written or oral), including but not limited to any Compensation and Benefit Plan, (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due or increasing in amount, or the acceleration or vesting of any rights to any payment or benefits, from Frontier, Salem, the Resulting Bank or any of their respective Subsidiaries to any officer, director, employee or consultant of Salem, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the Execution Date, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $25,000, or (v) which materially restricts the conduct of any line of business by Salem. Each contract, arrangement, commitment or understanding of the type described in this Section 5.1(M), whether or not set forth in Schedule 5.1(M), is referred to herein as a “Salem Contract.” Salem has Previously Disclosed to Frontier true and correct copies of each material contract, arrangement, commitment or understanding of the type described in this Section 5.1(M).

(2)  Except as set forth in Schedule 5.1(M), (i) each Salem Contract is valid and binding and in full force and effect, (ii) Salem has performed all obligations required to be performed by it to date under each Salem Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Salem under any Salem Contract, and (iv) no other party to any Salem Contract is, to Salem’s Knowledge, in default in any respect thereunder.

(N)  REPORTS. Since January 1, 2003, Salem has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC and (3) any other Regulatory Authorities having jurisdiction with respect to Salem. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(O)  BROKERS AND FINDERS. Neither Salem nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Salem has engaged, and will pay a fee or commission to, McAdams Wright Ragen Incorporated in accordance with the terms of a letter agreement between McAdams Wright Ragen Incorporated and Salem, a true and correct copy of which has been Previously Disclosed by Salem to Frontier.

(P)  EMPLOYEE BENEFIT PLANS.

(1)  Schedule 5.1(P)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to by Salem for the benefit of employees, former employees, directors, former directors or their beneficiaries (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans of Salem, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been provided to Frontier.

(2)  All “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), covering employees or former employees of Salem (the “ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 5.1(P)(2) each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Salem has not engaged in a transaction with respect to any ERISA Plan that could subject Salem to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(3)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Salem with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Salem under Section 4001(a)(15) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Salem does not presently contribute to a Multiemployer Plan and has not contributed to such a plan within the past five calendar years. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

(4)  All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency”(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Salem has not provided and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(5)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

(6)  Salem has no obligations for retiree health and life benefits under any plan, except as set forth in Schedule 5.1(P)(6). There are no restrictions on the rights of Salem to amend or terminate any such plan without incurring any liability thereunder.

(Q)  APPROVALS. As of the Execution Date, to Salem’s Knowledge, there is no reason why the regulatory approvals referred to in Section 7.1(B) should not be obtained.

(R)  LABOR AGREEMENTS. Salem is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Salem the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending nor, to Salem’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(S)  LOAN PORTFOLIO.

(1)  Except as Previously Disclosed in Schedule 5.1(S), Salem is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor was, as of June 30, 2007, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater shareholder of Salem, or to Salem’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 5.1(S) sets forth (x) all of the Loans of Salem that as of June 30, 2007, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, the identity of the borrower thereunder, the aggregate principal amount of such Loans by category (e.g., commercial real estate, consumer, C&I) and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans, and (y) each asset of Salem that as of June 30, 2007, was classified as “Other Real Estate Owned” and the book value thereof.

(2)  Except where failure would not have a Material Adverse Effect on such Loan, each Loan in original principal amount in excess of $50,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Salem, all Loans originated by Salem, and all such Loans purchased, administered or serviced by Salem (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of Salem (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due there under are, and on the Closing Date will be, free and clear of any lien, pledge, charge, security interest or other similar encumbrance, and Salem has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(4)  None of the agreements pursuant to which Salem has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(5)  Salem is not now nor has it ever been since January 1, 2003 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any material reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Salem has not received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of Salem or to increase the guarantee fees payable to any such Agency.

(6)  Salem is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(7)  To the Knowledge of Salem, each Loan included in a pool of Loans originated, acquired or serviced by Salem (a “Salem Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Salem Pool. All such Salem Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of Salem, no Salem Pools have been improperly certified, and no Loan has been bought out of a Salem Pool without all required approvals of the applicable investors.

(T)  ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2006 Financial Reports of Salem was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of Salem was and will be adequate in the opinion of the Board of Directors of Salem to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

(U)  INSURANCE. Salem has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights there under with respect to all matters that are Known to Salem, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Salem. Set forth in Schedule 5.1(U) is a list of all insurance policies maintained by or for the benefit of Salem or its directors, officers, employees or agents.

(V)  AFFILIATES. Except as Previously Disclosed in Schedule 5.1(V), to the Knowledge of Salem, there is no person who, as of the Execution Date, may be deemed to be an “affiliate” of Salem as that term is used in Rule 145 under the Securities Act.

(W)  STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION; BYLAWS. Salem has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from, and this Agreement and such transactions are exempt from any restrictive provisions of (1) any applicable moratorium, control share, fair price, business combination, or other federal or state anti-takeover laws and regulations, and (2) the Articles of Incorporation or Bylaws of Salem.

(X)  NO FURTHER ACTION. The entering into of this Agreement and the consummation of the transactions contemplated by this Agreement, do not and will not (1) require a vote of shareholders (other than as set forth in Section 7.1(A)), or (2) except as contemplated under this Agreement, result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Salem or under any agreement to which Salem is a party, or (3) restrict or impair in any way the ability of the other parties to exercise the rights granted under this Agreement.

(Y)  ENVIRONMENTAL MATTERS.

(1)  To Salem’s Knowledge, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Salem.

(2)  There is no proceeding pending or, to Salem’s Knowledge, threatened before any court, governmental agency or board or other forum in which Salem or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Salem or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Salem or have been Previously Disclosed in Schedule 5.1(Y)(2).

(3)  There is no proceeding pending or, to Salem’s Knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Salem in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Salem or have been Previously Disclosed in Schedule 5.1(Y)(3).

(4)  To Salem’s Knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Y), except as has been Previously Disclosed in Schedule 5.1(Y)(4).

(5)  To Salem’s Knowledge, during the period of (a) ownership or operation by Salem of any of its current properties, (b) participation in the management of any Participation Facility by Salem, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Salem, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Salem or have been Previously Disclosed in Schedule 5.1(Y)(5).

(6)  To Salem’s Knowledge, prior to the period of (a) ownership or operation by Salem of any of its current properties, (b) participation in the management of any Participation Facility by Salem, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Salem, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Salem or have been Previously Disclosed in Schedule 5.1(Y)(6).

(Z)  TAX REPORTS. Except as Previously Disclosed in Schedule 5.1(Z), (1) all federal and state reports and returns and, to Salem’s Knowledge, all other reports and returns with respect to Taxes that are required to be filed by or with respect to Salem, including federal income tax returns of Salem (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Salem, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Salem, except as reserved against in the Salem Financial Reports, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Salem.

(AA)  ACCURACY OF INFORMATION. The statements with respect to Salem contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Salem pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(BB)  DERIVATIVES CONTRACTS. Salem is not a party to and has not agreed to enter into a Derivatives Contract or owns securities that are referred to as “structured notes” except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 5.1(BB). Schedule 5.1(BB) includes a list of any assets of Salem that are pledged as security for each such Derivatives Contract.

(CC)  ACCOUNTING CONTROLS. Salem has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management’s general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Salem is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(DD)  FAIRNESS OPINION. Prior to the Execution Date, Salem has received an opinion from McAdams Wright Ragen Incorporated to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of Salem is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the Execution Date.

(EE)  REORGANIZATION. As of the Execution Date, to Salem’s Knowledge, there is no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(FF)  FDIC REPORTS. Salem has Previously Disclosed to Frontier a true and correct copy of each material communication relating to financial performance mailed by Salem to its shareholders since January 1, 2003 (the “Salem Reports”), and no such Salem Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

(GG)  INVESTMENT SECURITIES.

(1)  Salem has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity as set forth in Schedule 5.1(GG)), free and clear of any lien, pledge, charge, security interest or similar encumbrance, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Salem as set forth in Schedule 5.1(GG). Such securities are valued on the books of Salem in accordance with GAAP in all material respects.

(2)  Salem employs investment, securities, risk management and other policies, practices and procedures which Salem believes are prudent and reasonable in the context of its business. Prior to the date hereof, Salem has made available to Frontier in writing the material policies, practices and procedures.

(HH)  INTELLECTUAL PROPERTY. Except as set forth in Schedule 5.1(HH) and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Salem, (a) Salem owns, or is licensed to use (in each case, free and clear of any lien, pledge, charge, security interest or similar encumbrance), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Salem does not, to the knowledge of Salem, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Salem acquired the right to use any Intellectual Property; (c) no person is challenging, infringing on or otherwise violating any right of Salem with respect to any Intellectual Property owned by and/or licensed to Salem; (d) Salem has not received any written notice of any pending claim with respect to any Intellectual Property used by Salem and no Intellectual Property owned and/or licensed by Salem is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or enforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress or other indications of origin, the goodwill associated with the foregoing and restrictions in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

5.2  FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES. Frontier and Frontier Bank each hereby represent and warrant to Salem as follows:

(A)  ORGANIZATION, QUALIFICATION AND AUTHORITY. Each of Frontier and Frontier Bank is duly qualified to do business in the States of the United States where the failure to be duly qualified is reasonably likely to have a Material Adverse Effect on it. Each of Frontier and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier. As of March 31, 2007, Frontier Bank is “well capitalized” and “well managed” as a matter of federal banking law. Frontier Bank has at least a “satisfactory” rating under the Community Reinvestment Act. Frontier Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid.

(B)  SHARES.

(1)           The outstanding shares of Frontier’s capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 5.2(B), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto as of the Execution Date.

(2)           As of the Execution Date, Frontier has 100,000,000 authorized shares of common stock, no par value per share (“Frontier Common Stock”), of which approximately 44,506,185 shares of Frontier Common Stock are issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding.

(3)           As of the Execution Date, Frontier Bank has 83,029 authorized shares of common stock, $37.50 par value per share (no other class of capital stock being authorized), of which 72,600 shares are issued and outstanding and owned by Frontier, the sole shareholder of Frontier Bank.

(C)  FRONTIER SUBSIDIARIES. Frontier has Previously Disclosed in Schedule 5.2(C) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and the deposits of such Subsidiaries are insured by the Bank Insurance Fund of the FDIC. All of the shares of capital stock of each of its Subsidiaries held by Frontier or one of its Subsidiaries are fully paid and non-assessable and are owned by Frontier or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is duly organized and existing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 5.2(C), Frontier does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

(D)  CORPORATE AUTHORITY. Frontier has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Frontier. The Board of Directors of Frontier has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Frontier and its shareholders. No other corporate proceedings on the part of Frontier are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Frontier and (assuming due authorization, execution and delivery by Salem) constitutes the valid and binding obligation of Frontier, enforceable against Frontier in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(E)  NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 7.1(B), and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 5.2(E), the execution, delivery and performance of its obligation under this Agreement and the consummation by Frontier and each of its Subsidiaries of the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Frontier or of any of its Subsidiaries or to which Frontier or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier.

(F)  FINANCIAL REPORTS.

(1)  Except as Previously Disclosed in Schedule 5.2(F), (1) Frontier’s audited consolidated balance sheet as of December 31 for the fiscal years 2005 and 2006, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended 2004 through 2006, inclusive, as reported in Frontier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC under the Exchange Act, and all subsequent unaudited quarterly financial statements of Frontier, and (2) Frontier Bank’s call report for the fiscal year ended December 31, 2006, in the form filed with the FDIC and the Department (in each such case under the foregoing clauses (1) and (2), the “Frontier Financial Reports”), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Frontier Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Frontier Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to recurring year-end audit adjustments normal in nature and amount in the case of unaudited statements. No Person has resigned or been dismissed as independent public accountants of Frontier as a result of or in connection with any disagreements with Frontier on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(2)  Since December 31, 2006, (i) through the date hereof, neither Frontier nor, to the knowledge of the officers of Frontier, any director, officer, employee, auditor, accountant or representative of Frontier has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, internal controls, procedures, methodologies or methods of Frontier, including any material complaint, allegation, assertion or claim that Frontier has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Frontier, whether or not employed by Frontier, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Frontier or any of its officers, directors, employees or agents to the Board of Directors of Frontier or any committee thereof or to any director or officer of Frontier.

(G)  ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 5.2(G), Frontier has no obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Frontier Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice. Except as Previously Disclosed on Schedule 5.2(G), since December 31, 2006, Frontier has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Frontier) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier.

(H)  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as Previously Disclosed on Schedule 5.2(H), since December 31, 2006, no event has occurred which is reasonably likely to have a Material Adverse Effect on it. Except as set forth in Schedule 5.2(H), since December 31, 2006, Frontier has not (i) made, changed or revoked any material Tax election or changed any Tax or financial accounting methods, principles or practices of Frontier affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(I)  LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 5.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to Frontier’s Knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 5.2 (J), neither Frontier nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Schedule 5.2(J), a “Regulatory Agreement,” any Regulatory Authority that restricts the conduct of its business or that in any manner related to its capital adequacy, its credit policies, its management or its business, nor has Frontier or any of its Subsidiaries been advised by any Regulatory Authority that is considering issuing or requesting any Regulatory Agreement.

(J)  COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 5.2(J), each of Frontier and its Subsidiaries:

(1)  Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Frontier’s Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

(2)  Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Frontier or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries, or (c) requiring any of Frontier or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

(3)  Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

(K)  REPORTS. Since January 1, 2003, each of Frontier and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Frontier and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(L)  APPROVALS. As of the Execution Date, to Frontier’s Knowledge, there is no reason why the regulatory approvals referred to in Section 7.1(B) should not be obtained.

(M)  ACCURACY OF INFORMATION. The statements with respect to Frontier and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Frontier pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI. COVENANTS

Salem hereby covenants to Frontier and Frontier Bank, and each of Frontier and Frontier Bank hereby covenants to Salem, that:

6.1  BEST EFFORTS. Subject to the terms and conditions of this Agreement and, in the case of Salem, to the exercise by its Board of Directors of such Board’s fiduciary duties, each party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as soon as practicable, and in any event by March 31, 2008, and to otherwise enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other parties to that end (it being understood that any amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Frontier Transaction shall not violate this covenant).

6.2  PROXY STATEMENT; MEETING. Salem agrees to promptly assist Frontier in the preparation of a proxy statement (the “Proxy Statement”) to be mailed to the holders of Salem Common Stock in connection with the transactions contemplated by this Agreement and to be filed by Frontier in a registration statement (the “Registration Statement”) with the SEC as provided in Section 6.6, and Salem shall take all steps necessary to duly call, give notice of, convene and hold a meeting (the “Meeting”) of the holders of Salem Common Stock to be held as soon as practicable after the date on which the Registration Statement becomes effective for purposes of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. Subject to the exercise of its fiduciary duties, the Board of Directors of Salem shall recommend approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement and, unless this Agreement has been terminated as provided herein, Salem shall use its reasonable best efforts to solicit and obtain votes of the holders of Salem Common Stock in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

6.3  REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Salem relating to Salem and by or on behalf of Frontier relating to Frontier or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

6.4  PUBLICITY; PRESS RELEASES. Except as expressly permitted by this Agreement or otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither Frontier nor Salem shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

6.5  ACCESS; INFORMATION.

(A)  Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the Execution Date. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(B)  All information furnished to Frontier or Salem by the other party hereto pursuant to Section 6.5(A) shall be subject to, and the parties shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated May 29, 2007 (the “Confidentiality Agreement”), between Frontier and Salem.

6.6  REGISTRATION STATEMENT.

(1)           PREPARATION. Frontier shall, as promptly as practicable following the Execution Date, prepare and file the Registration Statement with the SEC with respect to the shares of Frontier Common Stock to be issued to the holders of Salem Common Stock pursuant to this Agreement, and Frontier shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.

(2)           EFFECTIVENESS. Frontier will advise Salem, promptly after Frontier receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Frontier Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, and of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.7  AFFILIATE AGREEMENTS. Salem will use its best efforts to induce each person who may be deemed to be an “affiliate” of Salem for purposes of Rule 145 under the Securities Act, to execute and deliver to Frontier on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit D restricting the disposition of the shares of Frontier Common Stock to be received by such person in exchange for such person’s shares of Salem Common Stock. Frontier agrees to use its best efforts to maintain the availability of Rule 145 for use by such “affiliates.”

6.8  STATE TAKEOVER LAWS. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

6.9  NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 5.1(F), Salem shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Agreement, do not and will not (A) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Salem or under any agreement to which Salem is a party (other than rights pursuant to agreements or arrangements listed or described on Schedules 3.6 and 9.4, or (B) restrict or impair in any way the ability of Frontier or Frontier Bank to exercise the rights granted under this Agreement.

6.10  SHARES LISTED. Frontier shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ Global Select Market upon official notice of issuance the shares of Frontier Common Stock to be issued to the holders of Salem Common Stock.

6.11  REGULATORY APPLICATIONS. Frontier and Frontier Bank, each shall (A) promptly prepare and submit all necessary notices and applications to the appropriate Regulatory Authorities for approval of the Merger and other transactions contemplated by this Agreement, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by Frontier Bank.

6.12  CURRENT INFORMATION.

(A)  During the period from the Execution Date to the Effective Date, each of Salem and Frontier shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

(B)  Each of Salem and Frontier shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Agreement.

6.13  INSURANCE. Frontier will cause the persons serving as officers and directors of Salem immediately prior to the Effective Date to be covered for a period of three (3) years after the Effective Date by the current policies of directors and officers liability insurance maintained by Salem (or at Frontier’s option, under comparable policies maintained by Frontier) with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date.

6.14  TAX. Neither Salem nor Frontier, nor any of their Subsidiaries shall take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE VII. CONDITIONS PRECEDENT

7.1  CONDITIONS TO EACH PARTY’S OBLIGATIONS. The obligation of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

(A)  SHAREHOLDER VOTE. This Agreement and the transactions contemplated hereby shall have been duly approved by the requisite vote of Salem’s shareholders.

(B)  REGULATORY APPROVALS. The parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of

Frontier, would deprive Frontier of the material economic or business benefits of the transactions contemplated by this Agreement.

(C)  NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or the prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

(D)  NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

(E)  EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

(F)  TAX OPINION. Frontier and Salem shall have received an opinion from Keller Rohrback L.L.P. (“Frontier’s Counsel”) in the form of Exhibit E(3) dated the Effective Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Frontier’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Frontier, Salem and others, reasonably satisfactory in form and substance to such counsel.

(G)  NASDAQ LISTING. The shares of Frontier Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ Global Select Market subject only to official notice of issuance.

7.2  CONDITIONS TO OBLIGATIONS OF FRONTIER. Unless waived in writing by Frontier and Frontier Bank, the obligations of Frontier and Frontier Bank to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Date of the following conditions:

(A)  PERFORMANCE. Each of the material acts, covenants and undertakings of Salem to be performed at or before the Effective Date shall have been duly performed in all material respects.

(B)  REPRESENTATIONS AND WARRANTIES. The representations and warranties of Salem contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Salem.

(C)  OFFICER’S CERTIFICATE. In addition to the documents described elsewhere in this Agreement, Frontier and Frontier Bank shall have received the following documents and instruments:

(1)  A certificate signed by the secretary or assistant secretary of Salem certifying that: (i) Salem’s Board of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of Salem is an officer of Salem, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of Salem (copies of which shall be attached to such certificate) remain in full force and effect; and

(2)  A certificate signed by the president, chief financial officer, and chief lending officer of Salem dated the Effective Date stating that the conditions set forth in Sections 7.2(A); 7.2(B), 7.2(E), 7.2(F), 7.2(H), and 7.2(L)of this Agreement have been satisfied as of the Effective Date.

(D)  LEGAL OPINION. Frontier shall have received a legal opinion, dated the Effective Date, from Foster Pepper LLP, substantially in the form of Exhibit E(2).

(E)  NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Salem which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Salem, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of Salem or Frontier or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Salem to consummate the transactions contemplated hereby.

(F)  OTHER BUSINESS COMBINATIONS, ETC. Other than as contemplated hereunder, subsequent to the Execution Date, Salem shall not have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Salem would merge, consolidate with, effect a business combination with, or sell any substantial part of Salem’s assets; acquire a significant part of the shares or assets of any other person or entity (financial or otherwise); or adopt any “poison pill” or other type of anti-takeover arrangement, any shareholder rights provision, or any “golden parachute” or similar program which would have the effect of materially decreasing the value of Salem or the benefits of acquiring Salem Common Stock.

(G)  RECEIPT OF AFFILIATE AGREEMENTS. Frontier shall have received from each affiliate of Salem the agreement referred to in Section 6.7.

(H)  DISSENTERS’ RIGHTS. The number of shares of Salem Common Stock for which cash is to be paid because dissenters’ rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date shall not exceed in the aggregate ten percent (10%) of the outstanding shares of Salem Common Stock.

(I)  VOTING AGREEMENT. Frontier shall have received from each director and each shareholder of Salem who as of the date hereof controls more than five percent (5%) of the issued and outstanding shares of Salem Common Stock and their respective affiliates, the Voting Agreement in substantially the same form set forth as Exhibit A.

(J)  DIRECTOR’S AGREEMENT. Frontier shall have received from each director of Salem the Director’s Agreement in substantially the same form set forth as Exhibit B.

(K)  NONCOMPETITION AGREEMENTS. Frontier shall have received the noncompetition and nonsolicitation agreements from Jon R. Johnson, David DeSemple and Larry Johnson with Frontier and Frontier Bank to be effective as of the Closing (the “Noncompetition Agreements”) substantially in the form of Exhibits C1, C2 and C3.

(L)  TRANSACTION EXPENSES. Salem shall not have incurred expenses in connection with the transactions contemplated by this Agreement that exceed $950,000 in the aggregate. This figure includes potential change of control payments, legal and accounting fees, but does not include the investment banking fee payable to McAdams Wright Ragan Incorporated at closing (estimated at $25,000) and costs or expenses that may be incurred in conjunction with the closing of the Merger, such as conforming to accounting adjustments in connection with Closing or the Merger or conversion and integration costs incurred with respect to any data systems conversion.

7.3  CONDITIONS TO OBLIGATIONS OF SALEM. Unless waived in writing by Salem, the obligation of Salem to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Effective Date of the following conditions:

(A)  PERFORMANCE. Each of the material acts, covenants and undertakings of Frontier and Frontier Bank to be performed at or before the Effective Date shall have been duly performed in all material respects.

(B)  REPRESENTATIONS AND WARRANTIES. The representations and warranties of Frontier and Frontier Bank contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Frontier.

(C)  OFFICER’S CERTIFICATE. In addition to the documents described elsewhere in this Agreement, Salem shall have received the following documents and instruments:

(1)  A certificate signed by the secretary or assistant secretary of Frontier and Frontier Bank certifying that: (i) the Board of Directors of each of Frontier and Frontier Bank has duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of Frontier or Frontier Bank is an officer of Frontier or Frontier Bank, respectively, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of Frontier and Frontier Bank (copies of which shall be attached to such certificate) remain in full force and effect; and

(2)  A certificate signed by the President, Chief Financial Officer and Chief Lending Officer of Frontier and Frontier Bank dated the Effective Date stating that the conditions set forth in Sections 7.3(A); 7.3(B) and 7.3(E) of this Agreement have been satisfied as of the Effective Date.

(D)  LEGAL OPINION. Salem shall have received a legal opinion, dated the Effective Date, from Keller Rohrback L.L.P. in substantially the form of Exhibit E(1).

(E)  NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Frontier and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have a Material Adverse Effect on Frontier and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of Salem or Frontier or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Frontier and/or its Subsidiaries to consummate the transactions contemplated hereby.

(F)  REORGANIZATION. Nothing shall have come to Salem’s attention to cause it to have the reasonable belief, after consultation with its legal advisors, that the Merger will not be treated as a reorganization within the meaning of Section 368(a) of the Code.

(G)  FAIRNESS OPINION. Salem’s financial advisor, McAdams Wright Ragen Incorporated, shall not have withdrawn its fairness opinion described in Section 5.1(DD), prior to the Effective Date.

ARTICLE VIII. TERMINATION AND AMENDMENT

8.1  TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, before or after approval of the matters presented in connection with the Merger by the holders of Salem Common Stock, under each of the following conditions:

(A)  MUTUAL CONSENT. By the mutual consent of Frontier and Salem, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

(B)  DELAY. By Frontier or Salem in the event the Merger is not consummated by March 31, 2008, unless the failure of the consummation of the transactions to occur shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, that a party may not terminate the Agreement pursuant to this Section 8.1(B) if it is in material breach of any of the provisions of the Agreement.

(C)  NO REGULATORY APPROVALS. By Frontier or Salem, in the event that any of the required regulatory approvals set forth in Section 7.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided however, that either party may extend the term of this Agreement for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.

(D)  BREACH OF WARRANTY. By either Frontier or Salem (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(D) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(B) (in the case of a breach of representation or warranty by Salem) or Section 7.3(B) (in the case of a breach of representation or warranty by Frontier).

(E)  BREACH OF COVENANT. By either Frontier or Salem (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Effective Date.

(F)  SUPERIOR PROPOSAL. By Salem, in the event that the Board of Directors of Salem determines in good faith, after consultation with its financial adviser and outside counsel, that in light of a Superior Proposal (as defined in Section 9.3) it would not be consistent with its fiduciary duties to Salem and to Salem's shareholders under applicable law to continue with the transactions contemplated under this Agreement; provided, however, that the Board of Directors of Salem may terminate this Agreement pursuant to this Section 8.1(F) solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition

Agreement”) related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this Section 8.1(F) only after the fifth day following Frontier's receipt of written notice advising Frontier that the Board of Directors of Salem is prepared to accept a Superior Proposal, and only if, during such five-day period, if Frontier so elects, Salem and its advisors shall have negotiated in good faith with Frontier to make such adjustments in the terms and conditions of this Agreement as would enable Frontier to proceed with the transactions contemplated herein on such adjusted terms.

(G)  SHAREHOLDER APPROVAL. By either Frontier or Salem if the approval of the shareholders of Salem required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(H)  FRONTIER CONDITIONS PRECEDENT. By Frontier as a result of (1) a Material Adverse Change in Salem as set forth in Section 7.2(E), or (2) exercised dissenters’ rights exceeding 10% as set forth in Section 7.2(H).

(I)  SALEM CONDITIONS PRECEDENT. By Salem as a result of a Material Adverse Change in Frontier as set forth in Section 7.3(E), or if the condition set forth in Section 7.3(F) cannot be satisfied.

(J)  NO FAIRNESS OPINION. By Salem in the event the fairness opinion described in Section 7.3(G) is withdrawn; provided, however, if this Agreement is terminated in reliance upon this Section 8.1(J) and Salem enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 9.3(D) within twenty four (24) months of the termination of this Agreement pursuant to this Section 8.1(J), Salem shall pay Frontier $1,000,000.

8.2  EFFECT OF TERMINATION.

(A)  In the event of termination of this Agreement by either Frontier or Salem as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (1) Sections 6.5(B), 8.1(C), 8.1(J), 8.2 and 9.3 shall survive any termination of this Agreement, and (2) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(B)  If (i) Salem terminates this Agreement pursuant to Section 8.1(F), (ii) Frontier terminates this Agreement pursuant to Section 8.1(D) or Section 8.1(E), or (iii) either party terminates this Agreement pursuant to Section 8.1(G), Salem shall pay to Frontier a termination fee equal to $1,000,000 (the “Termination Fee Amount”) by wire transfer of same day funds on the date of termination. The Termination Fee Amount shall also be payable by Salem under the circumstances set forth in Section 8.1(J) and Section 8.2(C).

(C)  In the event that an Acquisition Proposal with respect to Salem shall have been made known to Salem and shall have been publicly announced or otherwise become public, or shall have been made to the shareholders of Salem, and thereafter (1) this Agreement is terminated by either Frontier or Salem pursuant to either (i) Section 8.1(B) hereof and prior to such termination the shareholders of Salem shall not have previously approved the Merger, or (ii) Section 8.1(G) hereof as a result of the failure of the shareholders of Salem to approve the Merger, and (2) within twenty-four (24) months of such termination Salem enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 9.3(D), then upon the first occurrence of an event contemplated by this clause (2) Salem shall pay Frontier the Termination Fee Amount.

(D)  If Salem terminates this Agreement pursuant to Section 8.1(D) or Section 8.1(E), Frontier shall pay to Salem a termination fee equal to $1,000,000 by wire transfer of same day funds on the date of termination.

(E)  The parties agree that the agreements contained in Sections 8.2(B), 8.2(C) and 8.2(D) above are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

8.3  AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any date before or after approval of the matters presented in connection with the Merger by the shareholders of Salem; provided, however, that after any approval of the transactions contemplated by this Agreement by Salem's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Salem shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  EXTENSION; WAIVER. At any time prior to the Effective Date, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX. ADDITIONAL AGREEMENTS

9.1  ADDITIONAL AGREEMENTS. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Resulting Bank with full title to all properties, assets, rights, approvals, immunities and franchise of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

9.2  BENEFIT PLANS.

(A)  Upon consummation of the Merger, except as provided in the Employment Agreements, entered into with certain officers of Salem, all employees of Salem shall be deemed to be at-will employees of Frontier and its Subsidiaries. From and after the Effective Date, employees of Salem shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Frontier and its Subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting and related calculations of benefits under such plans (but not for the vesting under Frontier’s 2006 Stock Incentive Plan or accrual of benefits under any such plan), Frontier shall give effect to years of service with Salem as if such service were with Frontier or its Subsidiaries.

(B)  As of or prior to the Effective Date, Salem shall adopt the relevant resolutions of its Board of Directors necessary to terminate the Salem 401(k) Plan (the “Salem 401(k) Plan”). In connection with such termination, the Salem 401(k) Plan shall be submitted to the Internal Revenue Service for a determination regarding its qualification upon termination and, upon receipt of a favorable determination letter, distributions shall be made to participants in accordance with ERISA, the Code, and the Salem 401(k) Plan as soon as practicable after the receipt of the determination letter. Neither Frontier, nor Frontier Bank, shall have any obligation to make contributions to the Salem 401(k) Plan after the Effective Date. Participants in the Salem 401(k) Plan who become employees of Frontier or Frontier Bank will be permitted, subject to the terms of the Salem 401(k) Plan, to rollover such distributions to Frontier’s 401(k) Plan.

9.3  CERTAIN ACTIONS.

(A)  Except with respect to this Agreement and the transactions contemplated hereby, neither Salem nor any of its directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) shall, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).

(B)  Notwithstanding anything herein to the contrary, Salem and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) Salem’s Board of Directors concludes in good faith and consistent with its fiduciary duties to Salem’s shareholders under applicable law that such Acquisition Proposal may result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, Salem’s Board of Directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, and (c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, Salem’s Board of Directors notifies Frontier promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives.

(C)  Salem agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all persons other than Frontier who have been furnished confidential information regarding Salem in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Salem agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Salem is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(D)  For purposes of this Section 9.3:

(1)  The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving Salem or any proposal or offer to acquire a substantial equity interest in (other than as part of a public offering to raise capital that does not require shareholder approval), or (other than in the ordinary course of business) a substantial portion of the assets of, Salem, other than the transaction contemplated or permitted by this Agreement.

(2)  The term “Superior Proposal” means, with respect to Salem, any written Acquisition Proposal made by a person other than Frontier which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Salem, (b) a sale, lease, exchange, transfer, or other disposition of at least 25% of the assets of Salem, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 25% or more of the Salem Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Salem in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

9.4  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS. As of the Effective Date, Frontier shall assume and honor and shall cause Frontier Bank to assume and to honor in accordance with their terms (i) the change of control agreements with Jon R. Johnson, David DeSemple and Larry Johnson as described in Schedule 9.4 and as amended as of the Closing by the Noncompetition Agreement, and (ii) to the extent the Effective Date occurs prior to December 31, 2007, the employment agreement with Richard M. Rusch as described in Schedule 9.4 which terminates December 31, 2007 (collectively, the “Employment Agreements”). Frontier acknowledges and agrees that the Merger will constitute a merger, sale or a change in control of Salem for all purposes under such Employment Agreements.

ARTICLE X. GENERAL PROVISIONS

10.1  CLOSING; EFFECTIVE DATE. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first day which is at least one business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions which relate to actions to be taken at the Closing) (the “Effective Date”), at the offices of Keller Rohrback L.L.P., unless another time, date or place is agreed to in writing by the parties hereto. On the Effective Date, a certificate of merger will be issued by the Department of Financial Institutions of the State of Washington in accordance with applicable law.

10.2  SURVIVAL. Only those agreements and covenants in this Agreement that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date.

10.3  COUNTERPARTS. This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party.

10.4  GOVERNING LAW; VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington, without regard to any applicable conflict of law, and venue of any legal action or proceeding between the parties related to this Agreement shall be in Seattle, Washington.

10.5  EXPENSES. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

10.6  NOTICES. All notices, requests and other communications hereunder to a “party” shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties.

If to Frontier or Frontier Bank to:

FRONTIER FINANCIAL CORPORATION
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98203
Telephone:                                (425) 514-0700
Fax:                      (425) 514-0718
Attn: John J. Dickson, President and CEO

With a copy to:                                      Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, WA 98101-3052
Telephone:                                (206) 623-1900
Fax:                      (206) 623-3384
Attn: Thomas A. Sterken

If to Salem, to:                                       BANK OF SALEM
1995 Commercial Street SE
Salem, OR 97302
Telephone:                                (503) 585-5290
Fax:                      (503) 585-7368
Attn: Jon R. Johnson, President and CEO

With a copy to:                                      Foster Pepper LLP
601 SW 2nd Avenue, Suite 1800
Portland, OR 97204-3171
Telephone:                                (503) 221-0607
Fax:                      (503) 221-1510
Toll Free:                      (800) 243-0472
Attn: Gordon E. Crim

10.7  ENTIRE UNDERSTANDING. This Agreement (which includes the Exhibits and Schedules thereto) represents the entire understanding of the parties with reference to transactions contemplated by this Agreement and supersedes any and all other oral or written agreements previously made, other than the Confidentiality Agreement between Frontier and Salem.

10.8  ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys’ fees and expenses from the non-prevailing party.

10.9  HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.10  ENFORCEMENT OF CONFIDENTIALITY AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.5(B) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.5(B) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11  SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.12  ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FRONTIER FINANCIAL CORPORATION

By: /s/ John J. Dickson
John J. Dickson
President and Chief Executive Officer

FRONTIER BANK

By: /s/ John J. Dickson
John J. Dickson
Chief Executive Officer

BANK OF SALEM

By: /s/ Jon R. Johnson
Jon R. Johnson
President and Chief Executive Officer

EXHIBIT A
VOTING AGREEMENT

Frontier Financial Corporation
332 SW Everett Mall Way
Everett, WA 98204

Gentlemen:

In order to induce you to enter into an Agreement and Plan of Merger (the “Merger Agreement”) dated of even date herewith by and among Frontier Financial Corporation (“Frontier”), Frontier Bank and Bank of Salem (“Salem”), the undersigned, for himself, his heirs and legal representatives, hereby agrees, represents, warrants and covenants with and to Frontier as follows:

1.           The undersigned beneficially owns1 the shares of common stock of Salem (“Salem Common Stock”) set forth beneath the undersigned’s name below and no other shares of Salem Common Stock. Such shares are owned free and clear of any lien, right or encumbrance whatsoever, except for any pledge of such shares to secure a loan to the undersigned, and no proxy has been granted with respect thereto and the undersigned has full capacity, power and authority to vote such shares without the consent or approval of any other party in the absence of a default under any such loan secured by such shares. If any of such shares are currently pledged to secure a loan to the undersigned, the undersigned (i) represents and warrants that such loan is not in default and no event or condition exists that with notice, lapse of time or both would constitute such a default, and (ii) agrees to take all such action as may be necessary to prevent any such default, event or condition to exist in order to prevent the lender from taking title to such shares and to continue to enable the undersigned to vote such shares as hereinafter set forth.

2.           The undersigned hereby agrees to vote the undersigned'sshares in favor of approval of the Merger Agreement unlessthe Merger Agreement has been terminated prior to the Meeting (as defined in the Merger Agreement).

3.           The undersigned covenants that, until the earlier of the consummation of the Merger or the termination of the Merger Agreement, the undersigned will not sell, permit a lien or other encumbrance to exist with respect to (except as hereinabove provided), or grant any proxy in respect of (except as hereinabove provided and for proxies solicited by the Board of Directors of Salem in connection with the Meeting to vote on the approval of the Merger Agreement), the shares of Salem Common Stock set forth below, unless all the other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to Frontier embodying the benefits and rights contained herein.

4.           The undersigned covenants that the undersigned will not, unless the Merger Agreement is terminated in accordance with the provisions thereof: (i) make any public announcement with respect to the Merger; (ii) submit or seek any other person or entity to submit a proposal for a tender offer, merger or similar transaction with Salem; or (iii) vote the shares owned or controlled by the undersigned in favor of, solicit proxies or seek another person or entity to solicit proxies on behalf of, a proposal, the purpose of which is to oppose or nullify the Merger.

Very truly yours,
______________________________________
Print Name: ____________________________

NUMBER OF SHARES: _________                                                                           Dated:  ____________________, 2007

1 Beneficial ownership is defined by SEC rules, to include Salem shares held by the undersigned, his spouse and dependents and their controlled trusts and other entities over which the undersigned has voting or investment power with respect to the Salem Common Stock.

EXHIBIT B

DIRECTOR’S AGREEMENT

This Agreement, dated as of __________________, 2007, is between FRONTIER FINANCIAL CORPORATION, a Washington corporation (“Frontier”), FRONTIER BANK, a Washington state chartered bank (“Frontier Bank”), and _________________________ (“Director”), a director of BANK OF SALEM, an Oregon state chartered bank (“Salem”).

Recitals

1.  Pursuant to the terms of the Agreement and Plan of Merger dated as of July _____, 2007 (the “Merger Agreement”), between Frontier, Frontier Bank and Salem, Salem will be merged into Frontier Bank, with Frontier Bank as the continuing corporation.

2.  Frontier’s and Frontier Bank’s obligations to consummate the transactions contemplated by the Merger Agreement are conditioned upon their receipt of noncompetition and nonsolicitation agreements from all directors of Salem.

3.  Director is a director of Salem.

Agreement

In consideration of Frontier’s and Frontier Bank’s performance under the Merger Agreement, Director agrees that for a period of two years after the Effective Date of the Merger, Director will not, without Frontier or Frontier Bank’s prior written consent, by himself or through associates, agents, employees or others, directly or indirectly, (i) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon, or (ii) have any responsibility for a Financial Institution’s organization or operation within the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon; provided, however, that Director may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon that is traded on NASDAQ or another U.S. stock exchange.

Director also agrees that for a period of two years after the Effective Date of the Merger, Director will not, by himself or through associates, agents, employees or others, directly or indirectly, (a) solicit or attempt to solicit (i) any employee of Frontier, Frontier Bank, or any of their subsidiaries or affiliates (including, but not limited to, any employees of Salem who became an employee of Frontier as a result of the Merger), to leave their employment or (ii) any customers of Frontier, Frontier Bank, or any of their subsidiaries or affiliates (including, but not limited to, any customer of Salem who became a customer of Frontier as a result of the Merger) to remove or transfer any of their business from Frontier, Frontier Bank, or any of their subsidiaries or affiliates, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier or Frontier Bank and any of their customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and Internet communications.

Further, anything to the contrary herein notwithstanding, neither Director nor any firm, company, trust or other entity of which Director is an Affiliate shall ever (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier or Frontier Bank, including but not limited to the Intellectual Property and Confidential Information of Bank of Salem acquired pursuant to the Merger Agreement, or (ii) use the tradename “Bank of Salem,” “Bank of Tigard” or “Bank of Portland,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.

For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such financial institution) located in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon. Capitalized terms used as defined terms, but not defined in this Director’s Agreement, have the meanings assigned to those terms in the Merger Agreement.

Director recognizes and agrees that any breach of this Agreement by Director will entitle Frontier, Frontier Bank and their successors or assigns to injunctive relief, as well as any other legal or equitable remedies to which such entities may otherwise be entitled, including, but not limited to damages.

If the Merger Agreement expires or is terminated for any reason before the consummation of the transactions contemplated thereunder, this Agreement will automatically terminate and be of no further force and effect.

In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys’ fees and expenses from the non-prevailing party. Exclusive jurisdiction and venue shall lie with the competent state or federal court in Washington state, unless otherwise elected by Frontier, Frontier Bank, their successors or assigns.

FRONTIER FINANCIAL CORPORATION By: /s/ John J. Dickson John J. Dickson, President/CEO	DIRECTOR Print Name: ____________________

FRONTIER BANK By: /s/ John J. Dickson John J. Dickson, CEO

EXHIBIT C-1

NONCOMPETITION AND

NONSOLICITATION AGREEMENT

This Noncompetition and Nonsolicitation Agreement dated _______________, 2007 (this “Agreement”) is entered into by and between FRONTIER FINANCIAL CORPORATION, FRONTIER BANK and their subsidiaries and affiliates (collectively, “Frontier”), and JON R. JOHNSON (“Executive”), to be effective on the Effective Date of the Merger of Frontier Bank and Bank of Salem (“Salem”).

WHEREAS, Frontier and Salem are entering into an Agreement and Plan of Merger (“the Merger Agreement”), pursuant to which Salem will be merged into Frontier Bank (the “Merger”); and

WHEREAS, Executive is currently employed as _________________________ of Salem and has knowledge of certain Confidential Information of Salem, and Frontier Financial Corporation and Frontier Bank are executing the Merger Agreement conditioned upon Executive’s agreement not to compete with Frontier in the counties of Washington, Polk, Marion and Multnomah, in the state of Oregon and not to solicit employees and customers of Frontier (including the employees and customers of Salem who become employees and customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and

NOW THEREFORE, Frontier and Executive agree as follows:

1.  Effective Date. This Agreement shall become effective on the Effective Date of the Merger, as set forth in the Merger Agreement.

2.  Prior Agreements. By entering into this Agreement, Executive does not relinquish any rights to payments or benefits of any kind pursuant to his change in control agreement with Salem dated ____________________ (“Change of Control Agreement”), as amended pursuant to Section 8 below, which shall terminate upon payment by Frontier or Salem of the benefits due thereunder, whether paid prior to or after the Effective Date.

3.  Noncompetition and Nonsolicitation.In consideration for this Agreement and to protect the business and goodwill purchased by Frontier, Executive agrees that he will not, by himself or through associates, agents, employees, or others, directly or indirectly, do any of the following for a two-year period commencing on the first day after the Effective Date of the Merger.

3.1  (a) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon, or (b) have any responsibility for a Financial Institution’s organization or operation within the counties of Washington, Polk,

Marion or Multnomah, in the state of Oregon; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon that is traded on NASDAQ or another U.S. stock exchange.

3.2   (a) solicit or attempt to solicit (i) any employees of Frontier to leave their employment, or (ii) any customers of Frontier to remove or transfer any of their business from Frontier, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier and any of Frontier’s customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications.

For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such Financial Institution) located in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon. Capitalized terms used as defined terms, but not defined in this Agreement, have the meanings assigned to those terms in the Merger Agreement.

4.  Intellectual Property/Confidential Information. Further, anything to the contrary herein notwithstanding, neither Director nor any firm, company, trust or other entity of which Director is an Affiliate shall ever (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, including but not limited to the Intellectual Property and Confidential Information of Bank of Salem acquired pursuant to the Merger Agreement, or (ii) use the tradename “Bank of Salem,” “Bank of Tigard” or “Bank of Portland,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.

5.  No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Executive as an employee of Frontier, with or without cause.

6.  Enforcement of Noncompetition and Nonsolicitation Covenants.

6.1  Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Executive, the agreements referred to in sections 3 and 4 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Executive request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

6.2  Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of sections 3 or 4 or threatens or attempts to do so. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.

6.3  In the event Executive breaches this Agreement, which breach is not corrected within 15 days of notice by the Bank to Executive of such breach, Executive shall in addition to the remedies available to the Bank under section 6.2, forfeit all right to receive all benefits or other payments remaining unpaid on the date of any such breach, and shall refund any payments received pursuant to section 8.2 hereof.

7.  Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in sections 3 and 4 above and that Frontier is entitled to require his to comply with said sections 3 and 4, which paragraph will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, he has the experience and capabilities sufficient to enable him to obtain employment in areas which do not violate this Agreement, and that Frontier’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

8.  Amendments to Change of Control Agreement. Executive’s change in control agreement is amended as of the Effective Date of this Merger, as follows.

8.1  Definitions. The following definitions shall govern and be controlling:

“Change in Control” means the Merger.

“Bank” means Frontier, its successors or assigns.

8.2  Payment Obligations. Section 3.1, Payment Triggers, and section 3.2, Payment Amount, of the Change of Control Agreement, are superseded and replaced by the following:

3.1           If Executive is an employee of the Bank of Salem on the Effective Date, the Bank will pay Executive 50% of his Change in Control Payment, less statutory payroll deductions, in cash upon Closing of the Merger.

3.2           If Executive remains an employee of the Bank on the first anniversary of the Effective Date or within 12 months after the Change in Control, the Bank terminates Executive’s employment other than termination for Cause, or Executive terminates his employment with the Bank for Good Reason, Executive shall receive the balance of his Change in Control Payment, less statutory payroll deductions, within 30 days following such anniversary date or the date of termination of employment.

8.3  The definition of Good Reason in section 5.2 of the Change of Control Agreement is superseded and replaced by the following:

“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of Executive, after the Effective Time:

(i)           A material diminution in his Total Monthly Compensation.

(ii)           A material diminution in his authority, duties, or responsibilities.

(iii)           A material change in the geographic location at which Executive must perform the services.

8.4  Where required, the provisions of this agreement are intended to comply with the requirements of section 409A of the Code. Notwithstanding any other provision of this agreement, this agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.

8.5  Section 4, Termination of Agreement, Section 6, Arbitration, and Section 9.7, Governing Laws and Venue, of the Change of Control Agreement, are deleted.

8.6  Any payment to Executive under Section 8.2 hereof shall be conditioned upon receipt by the Bank of an executed release of all claims against the Bank, satisfactory to the Bank and its counsel.

9.  Miscellaneous Provisions.

9.1  Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Merger Agreement.

9.2  Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.

9.3  Binding Effect. This Agreement will bind and inure to the benefit of Frontier’s and Executive’s heirs, legal representatives, successors and assigns.

9.4  Costs of Legal Actions and Proceedings. In any dispute between the parties arising out of or under this Agreement, whether or not a lawsuit is commenced, the nonprevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.

9.5  Governing Law. This Agreement shall be construed in accordance with and governed and enforced in all respects by the laws of the State of Washington. The parties agree that venue of any legal action between the parties arising out of or in connection with this Agreement shall be with the competent state or federal court in Washington state, unless otherwise elected by Frontier, its successors or assigns.

9.6  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior representations and understandings, whether oral or written. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, extension or discharge is sought.

9.7  Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the parties.

9.8  Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

9.9  Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Executive at their last known address.

9.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER BANK By: /s/ John J. Dickson John J. Dickson, CEO	EXECUTIVE /s/ Jon R. Johnson Jon R. Johnson

EXHIBIT C-2

NONCOMPETITION AND

NONSOLICITATION AGREEMENT

This Noncompetition and Nonsolicitation Agreement dated _______________, 2007 (this “Agreement”) is entered into by and between FRONTIER FINANCIAL CORPORATION, FRONTIER BANK and their subsidiaries and affiliates (collectively, “Frontier”), and LARRY JOHNSON (“Executive”), to be effective on the Effective Date of the Merger of Frontier Bank and Bank of Salem (“Salem”).

WHEREAS, Frontier and Salem are entering into an Agreement and Plan of Merger (“the Merger Agreement”), pursuant to which Salem will be merged into Frontier Bank (the “Merger”); and

WHEREAS, Executive is currently employed as _________________________ of Salem and has knowledge of certain Confidential Information of Salem, and Frontier Financial Corporation and Frontier Bank are executing the Merger Agreement conditioned upon Executive’s agreement not to compete with Frontier in the counties of Washington, Polk, Marion and Multnomah, in the state of Oregon and not to solicit employees and customers of Frontier (including the employees and customers of Salem who become employees and customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and

NOW THEREFORE, Frontier and Executive agree as follows:

1.  Effective Date. This Agreement shall become effective on the Effective Date of the Merger, as set forth in the Merger Agreement.

2.  Prior Agreements. By entering into this Agreement, Executive does not relinquish any rights to payments or benefits of any kind pursuant to his change in control agreement with Salem dated ____________________ (“Change of Control Agreement”), as amended pursuant to Section 8 below, which shall terminate upon payment by Frontier or Salem of the benefits due thereunder, whether paid prior to or after the Effective Date.

3.  Noncompetition and Nonsolicitation. In consideration for this Agreement and to protect the business and goodwill purchased by Frontier, Executive agrees that he will not, by himself or through associates, agents, employees, or others, directly or indirectly, do any of the following for a two-year period commencing on the first day after the Effective Date of the Merger.

3.1  (a) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon, or (b) have any responsibility for a Financial Institution’s organization or operation within the counties of Washington, Polk,

Marion or Multnomah, in the state of Oregon; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon that is traded on NASDAQ or another U.S. stock exchange.

3.2   (a) solicit or attempt to solicit (i) any employees of Frontier to leave their employment, or (ii) any customers of Frontier to remove or transfer any of their business from Frontier, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier and any of Frontier’s customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications.

For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such Financial Institution) located in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon. Capitalized terms used as defined terms, but not defined in this Agreement, have the meanings assigned to those terms in the Merger Agreement.

4.  Intellectual Property/Confidential Information. Further, anything to the contrary herein notwithstanding, neither Director nor any firm, company, trust or other entity of which Director is an Affiliate shall ever (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, including but not limited to the Intellectual Property and Confidential Information of Bank of Salem acquired pursuant to the Merger Agreement, or (ii) use the tradename “Bank of Salem,” “Bank of Tigard” or “Bank of Portland,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.

5.  No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Executive as an employee of Frontier, with or without cause.

6.  Enforcement of Noncompetition and Nonsolicitation Covenants.

6.1  Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Executive, the agreements referred to in sections 3 and 4 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Executive request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

6.2  Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of sections 3 or 4 or threatens or attempts to do so. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.

6.3  In the event Executive breaches this Agreement, which breach is not corrected within 15 days of notice by the Bank to Executive of such breach, Executive shall in addition to the remedies available to the Bank under section 6.2, forfeit all right to receive all benefits or other payments remaining unpaid on the date of any such breach, and shall refund any payments received pursuant to section 8.2 hereof.

7.  Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in sections 3 and 4 above and that Frontier is entitled to require his to comply with said sections 3 and 4, which paragraph will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, he has the experience and capabilities sufficient to enable him to obtain employment in areas which do not violate this Agreement, and that Frontier’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

8.  Amendments to Change of Control Agreement. Executive’s change in control agreement is amended as of the Effective Date of this Merger, as follows.

8.1  Definitions. The following definitions shall govern and be controlling:

“Change in Control” means the Merger.

“Bank” means Frontier, its successors or assigns.

8.2  Payment Obligations. Section 3.1, Payment Triggers, and section 3.2, Payment Amount, of the Change of Control Agreement, are superseded and replaced by the following:

3.1           If Executive is an employee of the Bank of Salem on the Effective Date, the Bank will pay Executive 50% of his Change in Control Payment, less statutory payroll deductions, in cash upon Closing of the Merger.

3.2           If Executive remains an employee of the Bank on the first anniversary of the Effective Date or within 12 months after the Change in Control, the Bank terminates Executive’s employment other than termination for Cause, or Executive terminates his employment with the Bank for Good Reason, Executive shall receive the balance of his Change in Control Payment, less statutory payroll deductions, within 30 days following such anniversary date or the date of termination of employment.

8.3  The definition of Good Reason in section 5.2 of the Change of Control Agreement is superseded and replaced by the following:

“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of Executive, after the Effective Time:

(i)           A material diminution in his Total Monthly Compensation.

(ii)           A material diminution in his authority, duties, or responsibilities.

(iii)           A material change in the geographic location at which Executive must perform the services.

8.4  Where required, the provisions of this agreement are intended to comply with the requirements of section 409A of the Code. Notwithstanding any other provision of this agreement, this agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.

8.5  Section 4, Termination of Agreement, Section 6, Arbitration, and Section 9.7, Governing Laws and Venue, of the Change of Control Agreement, are deleted.

8.6  Any payment to Executive under Section 8.2 hereof shall be conditioned upon receipt by the Bank of an executed release of all claims against the Bank, satisfactory to the Bank and its counsel.

9.  Miscellaneous Provisions.

9.1  Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Merger Agreement.

9.2  Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.

9.3  Binding Effect. This Agreement will bind and inure to the benefit of Frontier’s and Executive’s heirs, legal representatives, successors and assigns.

9.4  Costs of Legal Actions and Proceedings. In any dispute between the parties arising out of or under this Agreement, whether or not a lawsuit is commenced, the nonprevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.

9.5  Governing Law. This Agreement shall be construed in accordance with and governed and enforced in all respects by the laws of the State of Washington. The parties agree that venue of any legal action between the parties arising out of or in connection with this Agreement shall be with the competent state or federal court in Washington state, unless otherwise elected by Frontier, its successors or assigns.

9.6  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior representations and understandings, whether oral or written. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, extension or discharge is sought.

9.7  Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the parties.

9.8  Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

9.9  Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Executive at their last known address.

9.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER BANK By: /s/ John J. Dickson John J. Dickson, CEO	EXECUTIVE /s/ Larry Johnson Larry Johnson

EXHIBIT C-3

NONCOMPETITION AND

NONSOLICITATION AGREEMENT

This Noncompetition and Nonsolicitation Agreement dated _______________, 2007 (this “Agreement”) is entered into by and between FRONTIER FINANCIAL CORPORATION, FRONTIER BANK and their subsidiaries and affiliates (collectively, “Frontier”), and DAVID DESEMPLE (“Executive”), to be effective on the Effective Date of the Merger of Frontier Bank and Bank of Salem (“Salem”).

WHEREAS, Frontier and Salem are entering into an Agreement and Plan of Merger (“the Merger Agreement”), pursuant to which Salem will be merged into Frontier Bank (the “Merger”); and

WHEREAS, Executive is currently employed as _________________________ of Salem and has knowledge of certain Confidential Information of Salem, and Frontier Financial Corporation and Frontier Bank are executing the Merger Agreement conditioned upon Executive’s agreement not to compete with Frontier in the counties of Washington, Polk, Marion and Multnomah, in the state of Oregon and not to solicit employees and customers of Frontier (including the employees and customers of Salem who become employees and customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and

NOW THEREFORE, Frontier and Executive agree as follows:

1.  Effective Date. This Agreement shall become effective on the Effective Date of the Merger, as set forth in the Merger Agreement.

2.  Prior Agreements. By entering into this Agreement, Executive does not relinquish any rights to payments or benefits of any kind pursuant to his change in control agreement with Salem dated ____________________ (“Change of Control Agreement”), as amended pursuant to Section 8 below, which shall terminate upon payment by Frontier or Salem of the benefits due thereunder, whether paid prior to or after the Effective Date.

3.  Noncompetition and Nonsolicitation. In consideration for this Agreement and to protect the business and goodwill purchased by Frontier, Executive agrees that he will not, by himself or through associates, agents, employees, or others, directly or indirectly, do any of the following for a one-year period commencing on the first day after the Effective Date of the Merger.

3.1  (a) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon, or (b) have any responsibility for a Financial Institution’s organization or operation within the counties of Washington, Polk,

Marion or Multnomah, in the state of Oregon; provided, however, that this Section 3.1 shall not apply if Executive is terminated by Frontier without Cause (as such term is defined in section 5.1 of Executive’s Change of Control Agreement) and Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon that is traded on NASDAQ or another U.S. stock exchange.

3.2   (a) solicit or attempt to solicit (i) any employees of Frontier to leave their employment, or (ii) any customers of Frontier to remove or transfer any of their business from Frontier, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier and any of Frontier’s customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications.

For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such Financial Institution) located in the counties of Washington, Polk, Marion or Multnomah, in the state of Oregon. Capitalized terms used as defined terms, but not defined in this Agreement, have the meanings assigned to those terms in the Merger Agreement.

4.  Intellectual Property/Confidential Information. Further, anything to the contrary herein notwithstanding, neither Director nor any firm, company, trust or other entity of which Director is an Affiliate shall ever (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, including but not limited to the Intellectual Property and Confidential Information of Bank of Salem acquired pursuant to the Merger Agreement, or (ii) use the tradename “Bank of Salem,” “Bank of Tigard” or “Bank of Portland,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.

5.  No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Executive as an employee of Frontier, with or without cause.

6.  Enforcement of Noncompetition and Nonsolicitation Covenants.

6.1  Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Executive, the agreements referred to in sections 3 and 4 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Executive request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

6.2  Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of sections 3 or 4 or threatens or attempts to do so. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.

6.3  In the event Executive breaches this Agreement, which breach is not corrected within 15 days of notice by the Bank to Executive of such breach, Executive shall in addition to the remedies available to the Bank under section 6.2, forfeit all right to receive all benefits or other payments remaining unpaid on the date of any such breach, and shall refund any payments received pursuant to section 8.2 hereof.

7.  Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in sections 3 and 4 above and that Frontier is entitled to require his to comply with said sections 3 and 4, which paragraph will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, he has the experience and capabilities sufficient to enable him to obtain employment in areas which do not violate this Agreement, and that Frontier’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

8.  Amendments to Change of Control Agreement. Executive’s change in control agreement is amended as of the Effective Date of this Merger, as follows.

8.1  Definitions. The following definitions shall govern and be controlling:

“Change in Control” means the Merger.

“Bank” means Frontier, its successors or assigns.

8.2  Payment Obligations. Section 3.1, Payment Triggers, and section 3.2, Payment Amount, of the Change of Control Agreement, are superseded and replaced by the following:

3.1           If Executive is an employee of the Bank of Salem on the Effective Date, the Bank will pay Executive 50% of his Change in Control Payment, less statutory payroll deductions, in cash upon Closing of the Merger.

3.2           If Executive remains an employee of the Bank on the first anniversary of the Effective Date or within 12 months after the Change in Control, the Bank terminates Executive’s employment other than termination for Cause, or Executive terminates his employment with the Bank for Good Reason, Executive shall receive the balance of his Change in Control Payment, less statutory payroll deductions, within 30 days following such anniversary date or the date of termination of employment.

8.3  The definition of Good Reason in section 5.2 of the Change of Control Agreement is superseded and replaced by the following:

“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of Executive, after the Effective Time:

(i)           A material diminution in his Total Monthly Compensation.

(ii)           A material diminution in his authority, duties, or responsibilities.

(iii)           A material change in the geographic location at which Executive must perform the services.

8.4  Where required, the provisions of this agreement are intended to comply with the requirements of section 409A of the Code. Notwithstanding any other provision of this agreement, this agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.

8.5  Section 4, Termination of Agreement, Section 6, Arbitration, and Section 9.7, Governing Laws and Venue, of the Change of Control Agreement, are deleted.

8.6  Any payment to Executive under Section 8.2 hereof shall be conditioned upon receipt by the Bank of an executed release of all claims against the Bank, satisfactory to the Bank and its counsel.

9.  Miscellaneous Provisions.

9.1  Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Merger Agreement.

9.2  Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.

9.3  Binding Effect. This Agreement will bind and inure to the benefit of Frontier’s and Executive’s heirs, legal representatives, successors and assigns.

9.4  Costs of Legal Actions and Proceedings. In any dispute between the parties arising out of or under this Agreement, whether or not a lawsuit is commenced, the nonprevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.

9.5  Governing Law. This Agreement shall be construed in accordance with and governed and enforced in all respects by the laws of the State of Washington. The parties agree that venue of any legal action between the parties arising out of or in connection with this Agreement shall be with the competent state or federal court in Washington state, unless otherwise elected by Frontier, its successors or assigns.

9.6  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior representations and understandings, whether oral or written. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, extension or discharge is sought.

9.7  Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the parties.

9.8  Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

9.9  Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Executive at their last known address.

9.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER BANK By: /s/ John J. Dickson John J. Dickson, CEO	EXECUTIVE /s/ David DeSemple David DeSemple

EXHIBIT D
_______________, 2007

Frontier Financial Corporation
2828 Colby Avenue
Everett, WA 98201

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed an “affiliate” of Bank of Salem (“Salem”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger among Frontier (“Frontier”), Frontier Bank and Salem (the “Agreement”), Salem will be merged into Frontier Bank (the “Merger”).  As a result of the Merger, I will receive shares of common stock of Frontier (“Frontier Common Stock”) in exchange for shares of common stock of Salem (“Salem Common Stock”) owned by me.

In connection with the above, I represent and warrant to Frontier and agree that:

A.           I will not make any sale, transfer or other disposition of the shares of Frontier Common Stock that I receive in the Merger in violation of the Act or the Rules and Regulations.

B.           I have no present plan or intent to dispose of Frontier Common Stock acquired by me pursuant to the Merger.

C.           I have been advised that the issuance of shares of Frontier Common Stock to me pursuant to the Merger has been or will be registered with the Securities and Exchange Commission under the Act on Form S-4.  I have also been advised, however, that since I may be deemed to be an affiliate of Salem at the time the Agreement is submitted for a vote of the shareholders of Salem, I may not sell, transfer or otherwise dispose of the shares of Frontier Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Act, or (iii) in the opinion of counsel acceptable to Frontier, some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition of the shares of Frontier Common Stock.

D.           I have carefully read this letter and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Frontier Common Stock, to the extent I felt necessary, with my counsel or counsel for Salem.

E.           I understand that Frontier is under no obligation to register the shares of Frontier Common Stock for sale, transfer or other disposition by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from registration available, except that Frontier has agreed to use its best efforts to maintain the availability of Rule 145 for use by affiliates such as me.

F.           I understand that stop transfer instructions will be given to the registrar of the certificates for the shares of Frontier Common Stock and there will be placed on the certificates for the shares of Frontier Common Stock, or any substitutions therefor, legends stating in substance:

The shares represented by this certificate were issued in a merger (the acquisition of Bank of Salem) to which Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), applies and may be sold or otherwise transferred only in compliance with the limitation of such Rule 145, or upon receipt by Frontier of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.

G.           I hereby agree that, for a period of one (1) year following the effective date of the Merger, I will obtain an agreement similar to this agreement from each transferee of the shares of Frontier Common Stock sold or otherwise transferred by me, but only if such transfer is effected other than in a merger involving a registered public offering or as a sale pursuant to Rule 145.

It is understood and agreed the legend set forth in Paragraph F above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement.  It is understood that such legend and stop order referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired Frontier Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned; (ii) two years shall have elapsed from the date the undersigned acquired Frontier Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned; or (iii) Frontier has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Frontier, or a “no action” letter obtained by the undersigned from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

This letter agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,

_________________________________________

Print Name: _______________________________

Accepted this ____ day of ________________, 2007:

FRONTIER FINANCIAL CORPORATION

By: /s/ John J. Dickson
      John J. Dickson, President/CEO

 EXHIBIT E-1
_______________, 2007

Bank of Salem
1995 Commercial Street SE
Salem, OR 97302

Ladies and Gentlemen:

We have acted as counsel to Frontier Financial Corporation (“Frontier”) and its wholly owned subsidiary, Frontier Bank, in connection with the Plan and Agreement of Merger (the “Agreement”), dated as of July 25, 2007, between Frontier, Frontier Bank and Bank of Salem (“Salem”), and the transactions contemplated by the Agreement.

This firm has represented Frontier and Frontier Bank in connection with the negotiation of the Agreement and matters related to such negotiation and with respect to certain limited matters as to which we have been consulted by them. We are familiar with the corporate proceedings taken by Frontier and Frontier Bank in connection with the Agreement, and we are rendering this opinion pursuant to Section 7.3(D) of the Agreement. Capitalized terms used, but not defined, in this opinion letter shall have the meanings assigned to them in the Agreement.

In rendering the opinions expressed below, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of and accountants for Frontier and Frontier Bank as we have deemed appropriate, including:

A.           The Articles of Incorporation and Bylaws of Frontier and Frontier Bank, as amended through the date of this opinion letter;

B.           Minutes of meetings of the Boards of Directors and shareholders of Frontier and Frontier Bank;

C.           The Agreement, including the representations, warranties and covenants made by Frontier and Frontier Bank in the Agreement;

D.	The Proxy Statement; and

E.
Certificate of existence or authorization dated _______________, 2007, issued by the Washington Secretary of State with respect to Frontier, and certificate of existence or authorization dated ______________, 2007, issued by the Washington Department of Financial Institutions with respect to Frontier Bank.

Whenever any statement in this opinion letter is qualified by the phrase “to our knowledge” or “known to us” or similar phrases, it is intended to indicate that, during the course of our representation of Frontier and Frontier Bank in connection with the transactions contemplated by the Agreement, no information that would give us actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys presently in this firm who are actively engaged in the representation of Frontier and Frontier Bank. We have not undertaken any independent investigation or review (including any investigation or review of our files) in connection with any such matters to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation or review.

In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by Frontier and Frontier Bank. We also have assumed, without investigation, that (i) each party to such documents and instruments has the power and capacity to execute, deliver and perform all of its obligations under the documents and instruments, has duly authorized the execution, delivery and performance of its obligations under the Agreement, and has duly executed and delivered the documents and instruments; (ii) all terms, provisions, and conditions of, or relating to, the Agreement are correctly and completely reflected in the Agreement, and all statements, representations, and warranties as to factual matters made by officers and employees of and accountants for, Frontier and its Subsidiaries and by public officials are accurate; and (iii) the Agreement is binding upon and enforceable in accordance with its terms against Salem.

The opinions expressed below are subject to the following qualifications:

A.           Our opinion as to the legal, valid and binding nature of the Agreement and the enforceability of the Agreement in paragraphs 4, 5 and 6 below is subject to the following: (i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally, including without limitation such laws and/or regulations specifically applicable to institutions the deposits of which are insured by the Federal Deposit Insurance Corporation (“Insured Institutions”), now or subsequently in effect; (ii) limitations imposed by laws and judicial decisions relating to or affecting creditors of Insured Institutions, or by general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the provisions of the Agreement and/or the other related documents or upon the availability of injunctive relief or other equitable remedies; and (iii) our assumption that Salem and any of its successors in interest will seek to enforce any of its rights in connection with the Agreement only in circumstances and in a manner in which it is commercially reasonable to do so.

B.           We express no opinion as to: (i) the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable; (ii) any antitrust, securities or tax laws; (iii) provisions that purport to establish evidentiary standards; (iv) provisions relating to venue, jurisdiction, governing law, waiver of remedies (or the delay or omission of enforcement of such provisions), or disclaimers or liability limitations with respect to third parties; (v) the enforceability of any requirement in the Agreement or related documents specifying that provisions of such documents may only be waived in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of the Agreement; (vi) provisions for payment or reimbursement of costs and expenses (including, without limitation, attorneys fees) in excess of statutory limits or amounts determined to be reasonable by any court or other tribunal, and any provision for payment of attorneys fees other than to the prevailing party; (vii) severability and indemnification provisions; (viii) availability of equitable remedies; and (ix) any reservation of the right to pursue inconsistent or cumulative remedies.

C.           Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

D.           We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

E.           Our opinions below are limited to the effect of the laws of the United States of America and the State of Washington. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.

F.           A Washington court, or federal court applying Washington law, may consider extrinsic evidence or the circumstances surrounding the making of the Agreement to ascertain the intent of the parties using the language employed in the Agreement, regardless of whether or not the language used is plain and unambiguous on its face, and may incorporate additional or supplementary terms into the Agreement.

Based upon and subject to the foregoing, we are of the opinion that:

1.           Frontier is a corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties; assets and business are described in the Proxy Statement.

2.           Frontier Bank is a banking corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties; assets and business are described in the Proxy Statement.

3.           The execution and delivery of the Agreement and the consummation of the Merger have been duly and validly authorized by the Boards of Directors of Frontier and Frontier Bank.

4.           The Agreement constitutes a valid and binding obligation of Frontier and Frontier Bank, enforceable against Frontier and Frontier Bank in accordance with its terms.

5.           No consent or approval that has not already been obtained from any federal or state regulatory authority is required for the execution and delivery by Frontier and Frontier Bank of the Agreement or any of the documents to be executed and delivered by Frontier and Frontier Bank in connection with the Agreement or for the consummation of the Merger.

6.           Neither the execution delivery or performance of the Agreement by Frontier and Frontier Bank nor the consummation of the Merger will: (a) violate any provision of the articles or bylaws of Frontier or Frontier Bank; or (b) to our knowledge, violate any order, judgment or decree to which Frontier or Frontier Bank is a party or by which any of its properties or assets is bound.

7.           The shares of Frontier Common Stock to be issued pursuant to the Agreement to the shareholders of Salem will, upon issuance in accordance with the Agreement, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all registration requirements or exemptions therefrom under applicable federal and state securities laws..

8.           The Registration Statement registering the shares of Frontier Common Stock to be issued to shareholders of Salem pursuant to the Agreement has become effective under the Securities Act of 1933, as amended (the “Securities Act”), and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and, to our knowledge, no proceedings for that purpose have been instituted or are pending or contemplated by the Securities and Exchange Commission or any state securities or other regulatory authority.

9.           To our knowledge there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or threatened against, or affecting Frontier or Frontier Bank or any of their directors, officers, employees or agents, acting in their capacities as such, that is seeking equitable relief or damages against Frontier or Frontier Bank or any of their directors, officers, employees or agents acting in their capacities that would materially affect the ability of Frontier or Frontier Bank to consummate the transactions contemplated by the Agreement or that seeks to enjoin consummation of the transactions contemplated by the Agreement.

In the course of the preparation of the Proxy Statement, we have considered the information set forth in the Proxy Statement, and have participated in conferences with officers and other representatives of Frontier and Frontier Bank, during the course of which the contents of the Proxy Statement and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement. We have relied as to materiality upon the judgment of officers and representatives of Frontier and Frontier Bank. On the basis of the foregoing, we confirm that nothing has come to our attention that would lead us to believe that the Proxy Statement, insofar as it relates to Frontier and Frontier Bank, on the mailing date of the Proxy Statement, contained any statement that, at the time and in light of the circumstances in which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary to make such statements not false or misleading. We make no statement with respect to (a) material in the Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than Frontier and Frontier Bank, or (b) any financial statements or other financial or accounting data contained in the Proxy Statement.

The foregoing is rendered solely for your benefit in connection with the above-described transactions. You may not, without our prior express written approval, deliver copies of this letter or extracts from it to any other person, and no one other than you is entitled to rely upon this opinion letter.

Very truly yours,

/s/ Keller Rohrback L.L.P.
KELLER ROHRBACK L.L.P.

EXHIBIT E-2

_______________, 2007

Frontier Financial Corporation
Frontier Bank
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA  98203

Ladies and Gentlemen:

We have acted as counsel to Bank of Salem (“Salem”) in connection with the Agreement and Plan of Merger dated as of July 25, 2007 (the “Agreement”), between Frontier Financial Corporation (“Frontier”), Frontier Bank and Salem, and the transactions contemplated by the Agreement.

This firm has represented Salem in connection with the negotiation of the Agreement and matters related to such negotiation. We are familiar with the corporate proceedings taken by Salem in connection with the Agreement, and we are rendering this opinion pursuant to Section 7.2(D) of the Agreement. Capitalized terms used, but not defined in this opinion letter, shall have the meanings assigned to them in the Agreement.

In rendering the opinions expressed below, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of and accountants for Salem as we have deemed appropriate, including:

A.  The Articles of Incorporation and Bylaws of Salem, as amended through the date of this opinion letter;

B.  Minutes of meetings of the Boards of Directors and shareholders of Salem;

C.  The Agreement, including the representations, warranties and covenants of Salem contained in the Agreement;

D.  The Proxy Statement;

E.  Certificate of existence or authorization dated ____________, 2007, issued by the Oregon Secretary of State with respect to Salem, certificate of existence or authorization dated ____________, 2007, issued by the Oregon Department of Consumer and Business Services with respect to Salem, and certification of Salem as an insured depository institution under the Federal Deposit Insurance Act, from the Federal Deposit Insurance Corporation dated ____________, 2007; and

F.  Certificate of Officers of Salem dated ____________, 2007, as to certain factual matters contained in the opinion.

Whenever any statement in this opinion letter is qualified by the phrase “to our knowledge” or “known to us” or similar phrases, it is intended to indicate that, during the course of our representation of Salem in connection with the transactions contemplated by the Agreement, no information that would give us actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys presently in this firm who are actively engaged in the representation of Salem on this matter. We have not undertaken any independent investigation or review (including any investigation or review of our files) in connection with any such matters to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation or review.

In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by Salem. We also have assumed, without investigation, that (i) each party to such documents and instruments has the power and capacity to execute, deliver and perform all of its obligations under the documents and instruments, has duly authorized the execution, delivery and performance of its obligations under the Agreement, and has duly executed and delivered such documents and instruments; (ii) all terms, provisions, and conditions of, or relating to, the Agreement are correctly and completely reflected in the Agreement, and all statements, representations, and warranties as to factual matters made by officers and employees of, and accountants for, Salem and by public officials are accurate, and (iii) the Agreement is binding upon and enforceable in accordance with its terms against Frontier and Frontier Bank.

The opinions expressed below are subject to the following qualifications:

A.           Our opinion as to the legal, valid and binding nature and the enforceability of the Agreement in paragraphs 3, 4 and 5 below is subject to the following: (i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally, including without limitation such laws and/or regulations specifically applicable to institutions the deposits of which are insured by the Federal Deposit Insurance Corporation (“Insured Institutions”), now or subsequently in effect; (ii) limitations imposed by laws and judicial decisions relating to or affecting creditors of Insured Institutions, or by general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the provisions of the Agreement and/or the other related documents or upon the availability of injunctive relief or other equitable remedies; and (iii) our assumption that Frontier, Frontier Bank and any of their successors in interest will seek to enforce any of its rights in connection with the Agreement only in circumstances and in a manner in which it is commercially reasonable to do so.

B.           We express no opinion as to: (i) the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable; (ii) any antitrust, securities or tax laws; (iii) provisions that purport to establish evidentiary standards; (iv) provisions relating to venue, jurisdiction, governing law, waiver of remedies (or the delay or omission of enforcement of such provisions), or disclaimers or liability limitations with respect to third parties; (v) the enforceability of any requirement in the Agreement or related documents specifying that provisions of such documents may only be waived in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of the Agreement; (vi) provisions for payment or reimbursement of costs and expenses (including, without limitation, attorneys fees) in excess of statutory limits or amounts determined to be reasonable by any court or other tribunal, and any provision for payment of attorneys fees other than to the prevailing party; (vii) severability and indemnification provisions; (viii) availability of equitable remedies; and (ix) any reservation of the right to pursue inconsistent or cumulative remedies.

C.           Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

D.           We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

E.           Our opinions below are limited to the effect of the laws of the United States of America and the States of Washington and Oregon. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.

F.           A Washington court, or federal court applying Washington law, may consider extrinsic evidence of the circumstances surrounding the making of the Agreement to ascertain the intent of the parties using the language employed in the Agreement, regardless of whether or not the language used is plain and unambiguous on its face, and may incorporate additional or supplementary terms into the Agreement.

Based upon and subject to the foregoing, we are of the opinion that:

1.
Salem is a banking corporation validly existing under the laws of the State of Oregon and has the corporate power to own or lease its properties and assets and to carry on its business as such properties; assets and business are described in the Proxy Statement.

2.	The execution and delivery of the Agreement and the consummation of the Merger have been duly and validly authorized by the Board of Directors and the shareholders of Salem.

3.	The Agreement constitutes a valid and binding obligation of Salem, enforceable against Salem in accordance with the terms of the Agreement.

4.
No consent or approval from any federal regulatory authority that has not already been obtained is required for the execution and delivery by Salem of any of the documents to be executed and delivered by Salem in connection with the Agreement or for the consummation of the Merger.

5.
Neither the execution, delivery or performance of the Agreement by Salem nor the consummation of the Merger will (a) violate any provision of the Articles of Incorporation or Bylaws of Salem, or (b) to our knowledge, violate any order, judgment or decree to which Salem are parties or by which they or any of their properties or assets are bound.

6.	The issued and outstanding shares of common stock of Salem have been duly authorized and validly issued and are fully paid and nonassessable.

7.
To our knowledge there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or threatened against, or affecting Salem or any of their directors, officers, employees or agents, acting in their capacities as such, that is seeking equitable relief or damages against Salem or any of their directors, officers, employees or agents acting in their capacities that would materially affect the ability of Salem to consummate the transactions contemplated by the Agreement or that seeks to enjoin consummation of the transactions contemplated by the Agreement.

In the course of the preparation of the Proxy Statement, we have considered the information set forth in the Proxy Statement, and have participated in conferences with officers and other representatives of Salem, during the course of which the contents of the Proxy Statement and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement. We have relied as to materiality upon the judgment of officers and representatives of Salem. On the basis of the foregoing, we confirm that nothing has come to our attention that would lead us to believe that the Proxy Statement, insofar as it relates to Salem, on the mailing date of the Proxy Statement, contained any statement that, at the time and in light of the circumstances in which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary to make such statements not false or misleading. We make no statement with respect to (a) material in the Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than Salem, or (b) any financial statements or other financial or accounting data contained in the Proxy Statement.

The foregoing is rendered solely for your benefit in connection with the above-described transactions. You may not, without our prior express written approval, deliver copies of this letter or extracts from this letter to any other person, and no one other than you is entitled to rely upon the opinions set forth above.

Very truly yours,

/s/ Foster Pepper L.L.P.

FOSTER PEPPER L.L.P.

______________________________

AGREEMENT AND PLAN OF MERGER

Index to Schedules

Frontier Financial Corporation

SCHEDULES
5.2(B)	Shares
5.2(C)	Frontier Subsidiaries
5.2(E)	No Defaults
5.2(F)	Frontier Financial Reports
5.2(G)	Absence of Undisclosed Liabilities
5.2(H)	No Events Causing Material Adverse Effect
5.2(I)	Litigation, Regulatory Action
5.2(J)	Compliance with Laws

Bank of Salem

SCHEDULES
1.3(B)	Unexercised Options
3.4	Capital Expenditures
3.6	Compensation; Employment Agreements, Etc.
3.7	Benefit Plans
3.9	Amendments
3.11	Contracts
5.1(A)	Organization, Qualification and Authority
5.1(B)	Shares
5.1(C)	Salem Subsidiaries
5.1(F)	No Defaults
5.1(G)	Financial Reports
5.1(H)	Absence of Undisclosed Liabilities
5.1(I)	Absence of Certain Changes or Events
5.1(K)	Litigation; Regulatory Action
5.1(L)	Compliance With Laws

5.1(M)	Material Contracts
5.1(P)(1)	Employee Benefit Plans (1)
5.1(P)(2)	Employee Benefit Plans (2)
5.1(P)(6)	Employee Benefit Plans (6)
5.1(S)	Loan Portfolio
5.1(U)	Insurance
5.1(V)	Affiliates
5.1(Y)(2)	Environmental Matters (2)
5.1(Y)(3)	Environmental Matters (3)
5.1(Y)(4)	Environmental Matters (4)
5.1(Y)(5)	Environmental Matters (5)
5.1(Y)(6)	Environmental Matters (6)
5.1(Z)	Tax Reports
5.1(BB)	Derivatives Contracts
5.1(GG)	Investment Securities
5.1(HH)	Intellectual Property
9.4	Employment and Change in Control Agreements